As filed with the Securities and Exchange Commission on June 30, 2008
Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LDK Solar Co., Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

High-Tech Industrial Park
Xinyu City, Jiangxi Province 338032
People’s Republic of China
(86) 790 686-0171
 (Address and telephone number of registrant’s principal executive office)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor, New York, New York 10017
212-750-6474
 (Name, address, and telephone number for agent of service)

Copies to:
Huanting Timothy Li, Esq.
Sidley Austin LLP
Level 39, Two International Finance Centre
8 Finance Street, Central, Hong Kong
(852) 2509-7888

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, please check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
	Amount to Be	Aggregate	Amount of
Title of Each Class of Securities to Be Registered(1)	Registered	Offering Price	Registration Fee
4.75% Convertible Senior Notes due 2013	$400,000,000	$400,000,000	$15,720 (2)
Ordinary shares, par value $0.10 each	(2)	(3)	(3)

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby were previously registered under a separate registration statement on Form F-6 (Registration No. 333-142899). Each ADS represents one ordinary share.

(2)	There are being registered hereunder an indeterminate number of ordinary shares, par value $0.10 each, issuable upon conversion of the notes and in connection with resale by the selling securityholders. The notes are convertible into ordinary shares, subject to settlement in cash or a combination of cash and ordinary shares, as described herein. Initially, approximately 10,181,360 ordinary shares would be issuable upon conversion of the notes if the aggregate principal amount of the notes were settled in ordinary shares at a conversion rate equal to 25.4534 shares per $1,000 principal amount of notes, which is subject to adjustment under certain circumstances. Pursuant to Rule 416 under the Securities Act, the ordinary shares registered hereby also include additional shares that may be offered or issued in connection with the prevention of dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the ordinary shares underlying the ADSs issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS
LDK Solar Co., Ltd.
$400,000,000 4.75% Convertible Senior Notes due 2013
and
Ordinary Shares Underlying American Depositary Shares Issuable Upon Conversion of Notes

10,181,360 American Depositary Shares Representing 10,181,360 Ordinary Shares

     We issued $400,000,000 aggregate principal amount of 4.75% convertible senior notes due 2013 in a private placement in April 2008. This prospectus will be used by selling securityholders to resell their notes and the American Depositary Shares, or ADSs, issuable upon conversion of the notes, including our ordinary shares, par value $0.10 each, represented by the ADSs. Each ADS represents one ordinary share. We will not receive any proceeds from the sale by selling securityholders of the notes or the ADSs issuable upon conversion of the notes, including the ordinary shares represented by the ADSs.
     The notes are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. The notes mature on April 15, 2013. The notes bear interest at the annual rate of 4.75% payable semi-annually in arrears on April 15 and October 15 of each year, starting on October 15, 2008, to holders of record at the close of business on the preceding April 1 and October 1, respectively. The notes will be convertible at any time prior to (and including) the third day preceding the maturity date into our ADSs based on an initial conversion rate, subject to adjustment, of 25.4534 ADSs per $1,000 principal amount of notes (which represents an initial conversion price of approximately $39.29 per ADS). In lieu of delivering our ADSs upon conversion, we may elect to deliver cash or a combination of cash and our ADSs.
     Holders may require us to repurchase all or a portion of their notes, in integral multiples of $1,000, upon a fundamental change, as described in this prospectus, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
     Our ADSs are listed on the New York Stock Exchange under the symbol “LDK.” On June 27, 2008, the closing sale price of our ADSs on the New York Stock Exchange was $39.82 per ADS.
     Investing in the notes or our ordinary shares and ADSs involves a high degree of risk. See “Risk Factors” beginning on page 5 and other risk factors incorporated by reference.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2008.

Page

Incorporation of Certain Documents by Reference	i
Summary of the Notes	1
Risk Factors	5
Special Note on Forward-Looking Statements	11
Use of Proceeds	12
Ratio of Earnings to Fixed Charges	13
Price Range of Our ADSs	14
Exchange Rate Information	15
Description of the Notes	16
Description of American Depositary Shares	47
Taxation	56
Plan of Distribution	64
Selling Securityholders	66
Enforceability of Civil Liabilities	68
Legal Matters	69
Experts	69
Where You Can Find Additional Information	70
Exhibit Index	II-5
EX-4.4 RESTRICTED ISSUANCE AGREEMENT
EX-4.5 INDENTURE
EX-4.7 REGISTRATION RIGHTS AGREEMENT
EX-5.1 OPINION OF CONYERS DILL & PEARMAN
EX-5.2 OPINION OF SIDLEY AUSTIN LLP
EX-8.1 OPINION OF SIDLEY AUSTIN LLP
EX-8.2 OPINION OF GRANDALL LEGAL GROUP
EX-8.3 OPINION OF CONYERS DILL & PEARMAN
EX-23.1 CONSENT OF KPMG
EX-23.2 CONSENT OF SHANGHAI ORIENT REAL ESTATE APPRAISAL CO., LTD.
EX-23.3 CONSENT OF JONES LANG LASALLE SALLMANNS LIMITED
EX-25.1 STATEMENT OF ELIGIBILITY OF TRUSTEE ON FORM T-1

     This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a shelf registration process. Under this process, the selling securityholders may sell, from time to time, the 4.75% convertible senior notes due 2013 that we issued in April 2008, which we refer to as the notes, as well as the ADSs issuable upon conversion of the notes. This prospectus provides you with a general description of the securities subject to re-sale by selling securityholders. Each time any selling securityholder sells securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update, supplement or change information contained in this prospectus. Before you invest in any securities, you should read both this prospectus and any prospectus supplement together with the additional information described under the section entitled “Where You Can Find Additional Information” and the additional information we have incorporated or will incorporate by reference into this prospectus as explained in the section entitled “Incorporation of Certain Documents by Reference” below.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Securities and Exchange Commission, or the SEC, allows us to incorporate information we file with, or furnish to, the SEC by reference into this prospectus, which means that the incorporated documents are considered a part of this prospectus and, as a result, we can disclose important information to you by referring you to those documents. Information we subsequently file with the SEC will automatically update and supersede earlier information, including information in this prospectus. We may also incorporate information we subsequently furnish to the SEC to update and supersede such earlier information.
     We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of this registration statement and does not contain all the information in the registration statement. Whenever we refer in this prospectus to a contract or document, the reference is only a summary and you should refer to the relevant exhibits to the registration statement for a copy of such contract or document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site, www.sec.gov as we have disclosed in the section entitled “Where You Can Find Additional Information” in this prospectus.
     We filed our annual report on Form 20-F for the fiscal year ended December 31, 2007 with the SEC on April 7, 2008 and furnished a report on Form 6-K to the SEC on May 13, 2008 relating our unaudited financial results for the first quarter ended March 31, 2008, both of which we are incorporating by reference into this prospectus. In addition, we are incorporating by reference into this prospectus all reports that we will file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, and, to the extent we designate therein, all reports on Form 6-K we will furnish to the SEC, each after the date of this prospectus and until all of the securities offered by this prospectus are sold.
     We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we referred to above which we have incorporated in this prospectus by reference, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to LDK Solar Co., Ltd., High-Tech Industrial Park, Xinyu City, Jiangxi Province 338032, People’s Republic of China, Attn: Company Secretary, Tel No. +(86) 790 686-0171.

i

SUMMARY OF THE NOTES

Issuer	LDK Solar Co., Ltd.

Notes	$400 million aggregate principal amount of 4.75% convertible senior notes due 2013.

Maturity	The notes mature on April 15, 2013, unless earlier redeemed, repurchased or purchased by us or converted.

Interest payment dates	The notes bear interest at a rate of 4.75% per year. Interest accrues from and including the issuance date or the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or the relevant maturity date, as the case may be. Interest is payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008, to the holders of record at the close of business on the preceding April 1 and October 1, respectively.

Ranking	The notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of December 31, 2007, our subsidiaries had approximately $289.2 million of indebtedness and other obligations, to which the notes would be structurally subordinated.

Conversion rights	The notes are convertible at any time prior to (and including) the third day preceding the maturity date into our ADSs based on an initial conversion rate, subject to adjustment, of 25.4534 ADSs per $1,000 principal amount of notes (which represents an initial conversion price of approximately $39.29 per ADS).

Settlement upon conversion	In lieu of delivery of ADSs in satisfaction of our obligation upon conversion of the notes, we may elect to deliver cash or a combination of cash and ADSs. We will give notice, which shall be irrevocable, to holders through the trustee of the method we choose to satisfy our obligation upon conversion. If we do not give any notice within the applicable time period as to how we intend to settle, we will satisfy our conversion obligation only in ADSs and cash in lieu of fractional ADSs. See “Description of American Depositary Shares — Fees and Expenses” for a summary of the applicable fees and expenses of the depositary payable by holders for the issuance of ADSs upon conversion of the notes. We will treat all holders converting on the same day in the same manner, but are not obligated to settle our conversion obligations on different days in the same manner.

If we elect to satisfy our entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

• a number equal to (1) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (2) the conversion rate, and

• the average daily VWAP of our ADSs during the cash settlement averaging period.

If we elect to satisfy a percentage or fixed amount (but not all) of our conversion obligation per $1,000 principal amount of notes in cash, we will deliver to you:

• a dollar amount (in each case, the “cash amount”) representing the percentage that we elect of the “conversion amount” or such fixed amount per $1,000 principal amount of notes (provided that if such fixed amount exceeds the conversion amount, we will deliver the conversion amount in cash in lieu of such fixed amount); and

• a number of ADSs per $1,000 principal amount of notes equal to the sum, for each VWAP trading day of the cash settlement averaging period, of the greater of:

• zero, and

• a number of ADSs determined by the following formula:

(daily VWAP of our ADSs on such VWAP trading day X the conversion rate) — the cash amount daily VWAP of our ADSs on such VWAP trading day X 25

Except in some instances, the “cash settlement averaging period” generally means the 25-consecutive-VWAP-trading-day period beginning on, and including, the second VWAP trading day after the conversion date.

The “conversion amount” means the average of the products for each VWAP trading day of the cash settlement averaging period of (i) the conversion rate for such day multiplied by (ii) the daily VWAP of our ADSs on such day multiplied by (iii) the aggregate principal amount of notes to be converted divided by $1,000.

The “daily VWAP” for our ADSs means, for each of the 25 consecutive VWAP trading days during each cash settlement averaging period, the per ADS volume-weighted average price as displayed under the heading “Bloomberg VWAP,” on Bloomberg page LDK.N <equity> AQR (or any equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the principal trading market for our ADSs to the scheduled close of trading on such market on such VWAP trading day, or, if such volume-weighted average price is unavailable, the market value of one ADS on such VWAP trading day as our board of directors determines in good faith using a volume-weighted method.

A “VWAP trading day” means a day during which (i) trading in our ADSs generally occurs on the principal U.S. national securities exchange on which our ADSs are listed and (ii) there is no VWAP market disruption event (as defined in the indenture). If our ADSs are not so listed, then “VWAP trading day” means a business day.

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” may in certain circumstances be entitled to an increased conversion rate. See “Description of the Notes — Conversion Rights.”

Our ADSs	Each ADS represents one ordinary share, par value $0.10 per share. The ADSs are evidenced by American depositary receipts, or ADRs.

The depositary or its nominee is the registered holder of the ordinary shares underlying the ADSs. ADS holders are not treated as our shareholders. Instead, ADS holders have rights as provided in the deposit agreement. Under the deposit agreement, ADS holders may instruct the depositary to vote the ordinary shares underlying the ADSs. ADS holders must pay a fee for each issuance or cancellation of an ADS, each distribution of securities by the depositary and any other depositary service. For more information about our ADSs, see “Description of American Depositary Shares” in this prospectus.

If you receive any ADSs upon conversion of the notes, you may surrender your ADSs to the depositary to withdraw the ordinary shares represented by your ADSs. The depositary will charge you a fee for such an exchange. See “Description of American Depositary Shares.”

Sinking fund	None.

Redemption of notes at our option	The notes may not be redeemed prior to April 15, 2011. At any time on or after April 15, 2011, we may, at our option, redeem the notes, in whole or in part from time to time, in integral multiples of $1,000, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date, provided that the closing sale price of our ADSs for at least 20 trading days in the 30 consecutive trading-day period ending on the date one trading day prior to the date of the notice of redemption is greater than 130% of the conversion price of the notes on the date of such notice. See “Description of the Notes — Redemption of Notes at Our Option.”

Repurchase of notes by us at option of holder
On April 15, 2011, holders may require us to repurchase all or a portion of their notes, in integral multiples of $1,000, at a price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date, subject to certain additional conditions. See “Description of the Notes — Repurchase of Notes by Us at the Option of the Holder.”

Right of holder to require us to repurchase notes if a fundamental change occurs

If a fundamental change, as described in this prospectus, occurs, holders may require us to repurchase all or a portion of their notes, in integral multiples of $1,000, at a price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of the Notes — Holders May Require Us to Repurchase Their Notes upon a Fundamental Change.”

Events of default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes, plus any accrued and unpaid interest, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable upon certain events of default involving bankruptcy, insolvency or reorganization with respect to us or our subsidiaries. See “Description of the Notes — Events of Default.”

Use of proceeds	We will not receive any proceeds from the sale by the selling shareholders of the notes or the ADSs issuable upon conversion of the notes, including our ordinary shares represented by such ADSs.

DTC eligibility of the notes	The notes were issued in book-entry-only form and are represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, The Depositary Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in the global notes for certificated securities. See “Description of the Notes — Form, Denomination and Registration of Notes.”

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors and uncertainties that you should carefully consider before deciding to invest in the notes or our ordinary shares or ADSs.

Listing	The notes are not listed on any exchange. Our ADSs are listed on the New York Stock Exchange. Our ordinary shares are not listed on any exchange or quoted for trading on any over-the-counter trading system.

For a more complete description of the terms of the notes, see “Description of the Notes.” For a more complete description of our ADSs, see “Description of American Depositary Shares,” respectively.

RISK FACTORS

Investment in our notes, ADSs and our ordinary shares involves a high degree of risk. You should consider carefully the following risks and uncertainties, together with other risk factors contained in our annual report on Form 20-F for the fiscal year ended December 31, 2007 and incorporated by reference in this prospectus, before you decide whether to buy our notes and to invest in our ADSs issuable upon conversion of the notes.

Risks Relating to the Notes

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of December 31, 2007, our subsidiaries had approximately $289.2 million of short-term bank borrowings and long-term bank borrowings to which the notes would be structurally subordinated. Our subsidiaries’ total debt increased to $351.7 million as of March 31, 2008. All of our operations are conducted through our subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness that would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the ordinary shares of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our ordinary shares, including ADSs or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, which could substantially affect our capital structure and the value of the notes, our ordinary shares and our ADSs but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

Our right to elect full or partial cash settlement in lieu of delivering ADSs in satisfaction of our obligation upon conversion of the notes may have adverse consequences.

Our right to elect full or partial cash settlement in lieu of delivering ADSs in satisfaction of our obligation upon conversion of the notes as described under “Description of the Notes — Conversion Rights — Settlement upon Conversion” may:

•	result in holders receiving no ADSs upon conversion or fewer ADSs relative to the conversion value of the notes;

•	delay holders’ receipt of the proceeds upon conversion; and

•	subject holders to market risks in respect of our ADSs before receiving any ADSs upon conversion.

If the notes are converted, and if we elect full or partial cash settlement, holders will receive upon conversion, cash or a combination of cash and ADSs based on several determinants including the average daily VWAP of our ADSs during the “cash settlement averaging period,” which, other than in some instances, generally means the 25 consecutive VWAP trading days that begins on, and includes, the second VWAP trading day after the conversion date, which is the day the notes are duly surrendered for conversion.

If we elect full or partial cash settlement upon conversion, settlement of our conversion obligation will generally occur on the fifth scheduled trading day following the final VWAP trading day of the related cash settlement averaging period, which means that settlement will occur no sooner than 32 business days after the conversion date holders tender their notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our ADSs during the cash settlement averaging period, any decrease in the price of our ADSs after you tender your notes for conversion may significantly decrease the value of the consideration you receive.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole change of control may not adequately compensate you for the lost option time value of your notes that result from that make-whole change of control.

If a make-whole change of control occurs, we will under certain circumstances increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the make-whole change of control becomes effective and the applicable price described in this prospectus. See “Description of Notes — Conversion Rights — Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Change of Control.” Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of the make-

whole change of control, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if the applicable price is greater than $220.00 per ADSs or less than $31.43 per ADS (in each case, subject to adjustment).

Moreover, a holder may not receive the additional consideration payable as a result of the increase in the conversion rate until the third business day after the effective date of the make-whole fundamental change, or even later, which could be a significant period of time after the date the holder has surrendered its notes for conversion. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

We may be unable to raise the funds to pay interest on the notes, to purchase the notes on the repurchase dates, upon a fundamental change or at maturity.

The notes initially bear interest semi-annually at a rate of 4.75% per annum, and we in certain circumstances are obligated to pay additional interest. On April 15, 2011 or if a fundamental change occurs, holders may require us to repurchase all or a portion of their notes, at a price in cash equal to 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. We are also obligated to pay the principal amount of the notes outstanding at the maturity date. We may not have sufficient funds for any required repurchase of the notes or required payment of principal return or interest, and we may have to obtain new financing or refinance our credit facilities in order to make payments under the notes. In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. These agreements may also make our repurchase of notes an event of default under such agreements. If we fail to pay interest on the notes or repurchase the notes when required, we will be in default under the indenture governing the notes. See “Description of the Notes — Interest Payments,” “— Purchase of Notes by Us at the Option of the Holder” and “— Holders may Require Us to Repurchase Their Notes upon a Fundamental Change.”

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment upon the occurrence of certain events, including, but not limited to, the issuance of share dividends on our ordinary shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of share capital, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”

Such conversion rate will not be adjusted, however, for other events, such as a third party tender or exchange offer or an issuance of ordinary shares for cash, any of which may adversely affect the trading price of the notes or our ADSs. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Certain significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

The fundamental change provisions will only afford protection to holders of the notes upon the occurrence of certain transactions. Other transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the value of notes.

We have substantial existing indebtedness and may incur substantial additional indebtedness in the future, which could adversely affect our financial condition and our ability to generate sufficient cash to satisfy our outstanding and future debt obligations.

As of December 31, 2007, our outstanding short-term and long-term bank borrowings amounted to approximately $289.2 million. Our total debt increased to approximately $351.7 million as of March 31, 2008. We may from time to time incur substantial additional indebtedness. If we or our subsidiaries incur additional debt, the risks that we face as a result of such indebtedness and leverage could intensify. Our substantial existing indebtedness and any increase in the amount of our indebtedness could adversely affect our financial condition and our ability to generate sufficient cash. For example, it could:

•	limit our ability to satisfy our obligations under the notes and other debt;

•	increase our vulnerability to adverse general economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to servicing and repaying indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, dividend payments and other general corporate purposes;

•	limit our flexibility in planning for or reacting to changes in the businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors which have less debt;

•	limit, along with the financial and other restrictive covenants of such indebtedness, our ability to borrow additional funds; and

•	increase the cost of additional financing.

Our ability to generate sufficient cash to satisfy our outstanding and future debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We may not generate sufficient cash flow to meet our anticipated operating expenses or to service our debt obligations as they become due.

For the years ended December 31, 2006 and 2007, our net cash outflow from operating activities was $57.1 million and $80.7 million, respectively. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing existing indebtedness or seeking equity capital. These strategies, if implemented, may not be instituted on satisfactory terms. Any of these constraints upon us could materially adversely affect our ability to satisfy our obligations under the notes.

The trading prices for the notes could be directly affected by the market prices of our ADSs, which are impossible to predict.

The market price of our ADSs experienced, and may continue to experience, significant volatility. For the period from June 1, 2007 to June 27, 2008, the closing price of our ADSs on the New York Stock Exchange has ranged from a low of $20.43 per ADS to a high of $73.95 per ADS. Because the notes are convertible into ADSs, volatility in the price of our ADSs may depress the trading price of the notes. The risk of volatility and depressed prices of our ADSs also applies to holders who receive ADSs upon conversion of their notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our ADSs, including, among other things:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates or other material comments by securities analysts relating to us, our competitors or our industry in general;

•	announcements by other companies in our industry relating to their operations, strategic initiatives, financial condition or financial performance or to our industry in general;

•	announcements of acquisitions or consolidations involving industry competitors or industry suppliers;

•	changes in the economic performance or market valuations of other PV technology companies;

•	addition or departure of our executive officers and key research personnel; and

•	sales or perceived sales of additional ordinary shares or ADSs by us or our significant shareholders.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our ADSs, regardless of our operating performance. These factors, among others, could significantly depress the trading price of the notes and the price of our ADSs issued upon conversion of the notes.

Future issuances of ordinary shares, ADSs or equity-related securities may depress the trading price of our ADSs and the notes.

Any issuance of equity securities after this offering, including the issuance of ADSs upon conversion of the notes, could dilute the interests of our existing shareholders, including holders who have received ADSs upon conversion of their notes and could substantially decrease the trading price of our ADSs and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with our expansion plans, acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity and to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

Sales of a substantial number of ADSs or other equity-related securities in the public market could depress the market price of our ADSs, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our ADSs or other equity-related securities would have on the market price of our ADSs. In addition, the price of our ADSs could be affected by possible sales of our ADSs by investors who view the convertible notes as a more attractive means of obtaining equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our convertible notes.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture relating to the notes.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a decrease in creditworthiness of the notes. The term “fundamental change” does not apply to certain transactions in which at least 90% of the consideration paid for our ordinary shares in a merger or similar transaction is securities traded on a United States national securities exchange. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

If you hold notes, you are not entitled to any rights with respect to our ADSs, but you are subject to all changes made with respect to our ADSs.

If you hold notes, you are not entitled to any rights with respect to our ADSs (including, without limitation, voting rights and rights to receive any dividends or other distributions on our ADSs), but you are subject to all changes affecting the ADSs. You will only be entitled to rights on the ADSs if and when we deliver ADSs to you in exchange for your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or articles of association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the ADSs, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any resulting changes in the powers, preferences or special rights that affect our ADSs.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

There is currently no public market for the notes, and no active trading market might ever develop. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our ADSs, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. We have no plans to list the notes on any securities exchange. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop, and you may be unable to resell your notes or may only be able to sell them at a substantial discount.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional ADSs upon conversion in the event of certain fundamental changes.

You should consider the U.S. federal income tax consequences of owning the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our ADSs and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and ADSs. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this prospectus under the heading “Taxation — Certain U.S. Federal Income Tax Considerations.”

You may be subject to tax upon an adjustment to the conversion rate of the notes, even though you will not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends to holders of our ADSs or ordinary shares. In these cases, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend, without the receipt of any cash. See “Taxation — Certain U.S. Federal Income Tax Considerations.”

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “anticipate,” “believe,” “expect,” “estimate,” “predict,” “potential,” “continue,” “future,” “intend,” “may,” “ought to,” “plan,” “should,” “will,” negatives of such terms or other expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, without limitation, statements relating to:

•	our goals and strategies;

•	our future business development, results of operations and financial condition;

•	our plans to expand our solar wafer production capacity;

•	our plans to construct polysilicon facilities and to manufacture polysilicon;

•	expected growth of and changes in the multicrystalline wafer industry, photovoltaic power industry and renewable energy industry;

•	our ability to maintain and strengthen our position as a leading solar wafer producer globally;

•	our ability to maintain strong relationships with any particular supplier or customer;

•	effect of competition on demand for and price of our products;

•	determination of the fair value of our ordinary shares and preferred shares;

•	any government subsidies and economic incentives to the solar power industry; and

•	PRC governmental policies regarding foreign investments.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus or in the incorporated document. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date on which the statements are so made, or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents incorporated by reference into this prospectus in their entirety and with the understanding that our actual future results may be materially different from what these forward-looking statements may suggest.

USE OF PROCEEDS

All sales of the notes or ADSs issuable upon conversion of the notes, including our ordinary shares underlying the ADSs, will be by or for the account of the selling securityholders listed in the section entitled “Selling Securityholders” in this prospectus. We will not receive any proceeds from the sale by any selling securityholder of the notes or the ADSs issuable upon conversion of the notes, including the ordinary shares underlying the ADSs. The selling securityholders will not cover any of the expenses that are incurred by us in connection with the registration of the notes or ordinary shares underlying the ADSs issuable upon conversion of the notes, but the selling securityholders will pay any commissions, discounts and other compensation to broker-dealers through whom any of them sells the notes or the ADSs issuable upon conversion of the notes, including the ordinary shares underlying the ADSs.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of (loss) earnings before income taxes, plus fixed charges, reduced by the amount of capitalized interest. Fixed charges consist of interest expense and amortization of discount on exchangeable notes, whether expensed or capitalized.

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2008

Ratio of earnings to fixed charges	—	5.1	15.2	12.5

PRICE RANGE OF OUR ADSs

For the period from June 1, 2007 to June 27, 2008, the closing price of our ADSs on the New York Stock Exchange ranged from $20.43 to $73.95 per ADS.

Set forth below, for the applicable periods indicated, are the high and low closing sale prices per ADS as reported by the New York Stock Exchange.

	High	Low

Quarterly Highs and Lows
Second Quarter 2007 (from June 1, 2007)	$32.20	$23.20
Third Quarter 2007	73.95	33.53
Fourth Quarter 2007	70.00	26.91
First Quarter 2008	49.37	20.43
Monthly Highs and Lows
December 2007	70.00	32.30
January 2008	49.37	33.91
February 2008	38.34	27.77
March 2008	28.99	20.43
April 2008	36.40	27.50
May 2008	47.16	31.20
June 2008 (through June 27)	$45.61	$35.65

On June 27, 2008, the last reported closing sale price of our ADSs on the New York Stock Exchange was $39.82 per ADS.

EXCHANGE RATE INFORMATION

We conduct substantially all of our business operations in and from China with a substantial portion of our sales denominated in Renminbi, while a significant portion of our costs and expenses is denominated in U.S. dollars. We make periodic reports to our shareholders in U.S. dollars by using the then-current exchange rates. We make no representation that any amounts in Renminbi or U.S. dollars could be or could have been converted into each other at any particular rate or at all. The PRC government imposes controls over its foreign exchange in part through regulation of the conversion between Renminbi and foreign currencies.

The following table sets forth, for the periods indicated, the noon buying rates for U.S. dollars in New York City for cable transfers in Renminbi as certified for customs purposes by the Federal Reserve Bank of New York:

	Noon Buying Rate
Period	Period End	Average	High	Low
	(Renminbi per $1.00)

2003	8.2767	8.2771	8.2800	8.2765
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.6058	7.8127	7.2946
December	7.2946	7.3682	7.4120	7.2946
2008
January	7.1818	7.2405	7.2946	7.1818
February	7.1115	7.1644	7.1973	7.1100
March	7.0120	7.0722	7.1110	7.0105
April	7.0017	7.0091	7.0185	7.0008
May	6.9400	6.9725	7.0000	6.9377
June (through June 27)	6.8618	6.9015	6.9633	6.8618

Annual averages in the above table are calculated by averaging the noon buying rates on the last business day of each month during the year. Monthly averages are calculated by averaging the noon buying rates for all business days during the month or the elapsed portion thereof.

On June 27, 2008, the noon buying rate for U.S. dollars in effect in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = Rmb6.8618.

DESCRIPTION OF THE NOTES

We issued the notes under an indenture dated as of April 15, 2008 between us and The Bank of New York, as trustee. We also entered into a registration rights agreement dated as of April 15, 2008, pursuant to which we agreed, for the benefit of the holders of notes, to file a shelf registration statement with the SEC covering resales of notes, as well as our ordinary shares represented by the ADSs issuable upon conversion of notes. The terms of the notes include those expressly set forth in the indenture, the notes and the registration rights agreement and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following summary of the terms of the notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes, the indenture and the registration rights agreement. We have filed these agreements as exhibits to the registration statement on Form F-3 relating to the securities covered by this prospectus, and they are also available for inspection at the office of the trustee. Those documents, and not this description, define your legal rights as a holder of the notes.

For purposes of this summary, the terms “LDK Solar,” “we,” “us” and “our” refer only to LDK Solar Co., Ltd., a Cayman Islands company, and not to any of its current and future subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes “additional interest.”

General

The notes:

•	are limited to $400 million aggregate principal amount;

•	bear interest at a rate of 4.75% per annum from and including the issuance date, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008, to holders of record at the close of business on the preceding April 1 and October 1, respectively, except as described below;

•	bear additional interest if we fail to comply with the obligations we describe under “— Registration Rights; Additional Interest”;

•	will be issued in denominations of integral multiples of $1,000 principal amount, without coupons;

•	are our unsecured indebtedness and are equal in right of payment to our other senior unsecured indebtedness as described under “— Ranking”;

•	are convertible, on any day prior to (and including) the third business day prior to the maturity date, into our ADSs based on an initial conversion rate of 25.4534 ADSs per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $39.29 per ADS) under the conditions and subject to the adjustments described under “— Conversion Rights,” except that in lieu of delivering our ADSs upon the conversion of a note, we may elect to deliver cash or a combination of cash and our ADSs as described under “— Conversion Rights — Settlement upon Conversion;”

•	are redeemable, in whole or in part, by us at any time on or after April 15, 2011, if the closing sale price of our ADSs for at least 20 trading days in the 30 consecutive trading-day period ending on the date one trading day prior to any day we give a notice of redemption is greater than 130% of the applicable conversion price on the date of such notice, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “— Redemption of Notes at Our Option;”

•	are subject to repurchase by us at the option of the holder on April 15, 2011, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the applicable repurchase date as described under “— Repurchase of Notes by Us at the Option of the Holder;”

•	are subject to repurchase by us at the option of the holder upon a fundamental change at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as described under “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change;” and

•	mature on April 15, 2013, unless previously redeemed, repurchased or purchased by us or converted.

We may also from time to time repurchase the notes in tender offers, open market purchases or negotiated transactions without prior notice to holders.

We issued the notes as global securities in book-entry form. All cash payments on the notes will be made in U.S. dollars. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

The trustee is authorized by the indenture to enforce your rights against us if there is a default under the indenture. We describe some of the limitations on the extent to which the trustee acts on your behalf under “— Events of Default” below. You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee to act as the initial conversion agent, registrar and paying agent. The trustee has also agreed to perform administrative duties for us, such as arranging for interest payments and mailing notices under the indenture.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “— Conversion Rights — Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change,” “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change” and “— Consolidation, Merger and Sale of Assets.”

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

“Business day” means any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close.

Interest Payments

The notes bear interest at a rate of 4.75% per annum from and including the issuance date or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to (but excluding) the next interest payment date or its maturity date, as the case may be. Interest is payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding April 1 and October 1, respectively. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on that record date. However, unless (i) we have called the note for redemption, or (ii) the conversion date occurs on or after April 1, 2013, or (iii) we have specified a “fundamental change repurchase date” (as defined below) that is after a record date and on or prior to the corresponding interest payment date, the holder who surrenders the note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date must pay to the conversion agent upon surrender of the note an amount in cash equal to the interest payable on such interest payment date on the portion of the note being converted. However, a holder that surrenders a note for conversion need not pay any overdue interest that has accrued on the note.

If we redeem a note or if a holder surrenders a note for repurchase at the option of the holder or for repurchase upon a fundamental change as described under “— Repurchase of Notes by Us at the Option of the Holder” and “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change,” we will pay accrued and unpaid interest, if any, to the holder that surrenders the note for redemption or repurchase, as the case may be. However, if we redeem a note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of the note at the close of business on the record date for that interest payment.

For a description of when and to whom we must pay additional interest, if any, see “— Registration Rights; Additional Interest.”

Conversion Rights

If the conditions for conversion of the notes described below, including those described under “— Conversion Procedures,” are satisfied, holders of notes may, on any day prior to (and including) the third business day prior to the maturity date, subject to prior redemption or repurchase, convert their notes in integral multiples of $1,000 principal amount based on an initial conversion rate of 25.4534 ADSs per $1,000 principal amount, subject to adjustment as described below. This rate is equivalent to an initial conversion price of approximately $39.29 per ADS. We will not issue fractional ADSs and instead will pay a cash adjustment for any fractional ADS based on, in the event of settlement entirely in ADSs, the closing sale price of our ADSs on the day we are required to notify you of our chosen method of settlement upon conversion and, in the event of settlement wholly or partially in cash, the daily VWAP of our ADSs on the final VWAP trading day of the related “cash settlement averaging period” (as defined below). Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes.

If the number of our ordinary shares represented by the ADSs is changed, we will make appropriate adjustment to the conversion rate such that the number of our ordinary shares represented by the ADSs into which the notes are convertible remains the same.

On conversion, the holders of notes will, to the extent they receive any ADSs upon conversion, also receive (to the same extent as other holders of our ADSs) any issuance or distribution of preferred shares, or any other securities or rights, made to our ordinary shareholders by our board of directors or us pursuant to the anti-takeover provisions in our articles of association, whether or not such securities or rights were issued or distributed prior to conversion.

In certain circumstances, a holder must, upon conversion, pay interest if the conversion occurs between a record date and the following interest payment date. See “— Interest Payments” above.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the third business day preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a repurchase notice or a fundamental change repurchase notice, as described below, may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the repurchase price or fundamental change repurchase price.

In accordance with the deposit agreement, dated as of May 31, 2007, as supplemented, by and among us, JPMorgan Chase Bank, N.A., as depositary, and the owners and beneficial owners of our ADSs, we have undertaken to deliver to the custodian thereunder, such ordinary shares required for the issuance of the ADSs by the depositary upon conversion of the notes, plus written delivery instructions (if requested by the depositary or the custodian) for such ADSs and any other information or documentation required by the depositary or the custodian in connection with each deposit of ordinary shares and issuance and delivery of ADSs. The delivery of ADSs by the depositary to holders upon conversion of their notes or their designated transferees will be governed by the terms of the deposit agreement, including the terms of the freely tradeable ADSs and the restricted ADSs provided thereunder. See “Description of American Depositary Shares — Restricted ADSs.”

Conversion Procedures

If you hold a beneficial interest in a global note, you must comply with DTC’s then-applicable conversion program procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date.

If you hold a certificated note, you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent during normal business hours;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, furnish written acknowledgements, certifications and agreements in connection with the issuance of ADSs by the depositary upon deposit of our ordinary shares; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the “conversion date.”

We will deliver the cash, ADSs or combination thereof due upon conversion of a note as soon as practicable but, in the event of settlement entirely in ADSs, no later than the fifth scheduled trading day following the day we are required to notify you of our chosen method of settlement upon conversion and, in the event of settlement wholly or partially in cash, no later than the fifth scheduled trading day following the final VWAP trading day of the related cash settlement averaging period. However, if a holder surrenders a note for conversion in connection with a “make-whole fundamental change” under circumstances where we must increase the conversion rate applicable to that note, then we will deliver the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the later of:

•	the delivery date described in the first sentence of this paragraph; and

•	the third business day after the effective date of the make-whole fundamental change.

See “— Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change.”

For a discussion of certain tax considerations applicable to a holder that converts notes, see “Taxation — Certain United States Federal Income Tax Considerations.”

We have agreed to take all actions and obtain all approvals and registrations required with respect to the conversion of the notes into ADSs and the issuance, and deposit into the ADS facility, of the ordinary shares represented by such ADSs. We have also undertaken to maintain, as long as the notes are outstanding, the effectiveness of a registration statement on Form F-6 relating to our ADSs and an adequate number of ADSs available for issuance thereunder such that unrestricted ADSs can be delivered in accordance with the terms of the indenture, the notes and the deposit agreement upon conversion of the notes immediately following the earlier of:

•	the effective date of the shelf registration statement relating to the securities covered by this prospectus as described in “— Registration Rights; Additional Interest”; and

•	the first anniversary of the first date on which we issued the notes, or April 15, 2009.

We expect any newly issued unrestricted ADSs to be accepted into the book-entry system maintained by DTC, and no person receiving ADSs shall receive or be entitled to receive physical delivery of unrestricted ADSs, except in the limited circumstances set forth in the deposit agreement.

Settlement upon Conversion

In lieu of delivery of ADSs in satisfaction of our obligation upon conversion of the notes, we may elect to deliver cash or a combination of cash and ADSs.

We will give notice, which shall be irrevocable, to holders through the trustee of the method we choose to satisfy our obligation upon conversion no later than the second scheduled trading day immediately after the related conversion date.

We may, in lieu of sending individual notices of our election, send one notice to all holders of the method we choose to satisfy our conversion obligation for:

•	all conversions of notes that have been selected for redemption; and

•	all conversions that occur on the third business day prior to the maturity date;

provided that such notice shall be irrevocable and shall apply to all holders converting within such period before redemption or maturity, as the case may be.

If we do not give any notice within the applicable time period as to how we intend to settle, we shall satisfy our conversion obligation only in ADSs and cash in lieu of fractional ADSs. If we choose to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional ADSs), we will specify the amount to be satisfied in cash as a percentage of the conversion obligation or a fixed dollar amount. We will treat all holders converting on the same day in the same manner. We will not, however, have any obligation to settle our conversion obligations on different days in the same manner. That is, we may choose on one day to settle in ADSs only and choose on another day to settle in cash or a combination of cash and ADSs.

Settlement of our conversion obligation that we have not elected to satisfy partially or entirely in cash will be made in ADSs as soon as practicable, but in no event later than the fifth scheduled trading day after the day we are required to notify you of our chosen method of settlement.

Settlement of our conversion obligation that we have elected to satisfy partially or entirely in cash will occur on the fifth scheduled trading day following the final VWAP trading day of the related cash settlement averaging period.

If we elect to satisfy the entire conversion obligation with ADSs, we will deliver to you a number of our ADSs equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. In addition, in this case, we will pay cash for all fractional ADSs (calculated on an aggregate basis for the notes surrendered for conversion) based on the closing sale price of our ADSs on the day we are required to notify you of our chosen method of settlement.

If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (2) the conversion rate, and

•	the average daily VWAP of our ADSs during the cash settlement averaging period.

If we elect to satisfy a percentage or fixed dollar amount (but not all) of our conversion obligation per $1,000 principal amount of notes in cash, we will deliver to you:

•	a dollar amount (in each case, the “cash amount”) representing the percentage that we elect of the “conversion amount” or such fixed dollar amount per $1,000 principal amount of note (provided that if such fixed dollar amount exceeds the conversion amount, we will deliver the conversion amount in cash in lieu of such fixed dollar amount); and

•	a number of ADSs per $1,000 principal amount of notes equal to the sum of, for each VWAP trading day of the cash settlement averaging period, the greater of:

•	zero, and

•	a number of ADSs determined by the following formula:

(daily VWAP of our ADSs on such VWAP trading day x the conversion rate) — the cash amount daily VWAP of our ADSs on such VWAP trading day x 25

In these cases, we will pay cash for fractional ADSs (calculated on an aggregate basis for the notes you have surrendered for conversion) based on the daily VWAP of our ADSs on the last VWAP trading day of the cash settlement averaging period.

The “cash settlement averaging period” means the 25-consecutive-VWAP-trading-day period beginning on (and including) the second VWAP trading day after the conversion date.

The “conversion amount” means the average of the products for each VWAP trading day of the cash settlement averaging period of (i) the conversion rate for such day multiplied by (ii) the daily VWAP of our ADSs on such day multiplied by (iii) the aggregate principal amount of notes to be converted divided by $1,000.

The “daily VWAP” for our ADSs means, for each of the 25 consecutive VWAP trading days during each cash settlement averaging period, the per ADS volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page LDK.N <equity> AQR (or any equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the principal trading market for our ADSs to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one ADS on such VWAP trading day as our board of directors determines in good faith using a volume-weighted average method.

A “VWAP trading day” means a day during which (i) trading in our ADSs generally occurs on the principal U.S. national securities exchange on which our ADSs are listed and (ii) there is no VWAP market disruption event. If our ADSs are not so listed, then “VWAP trading day” means a business day.

A “VWAP market disruption event” means (i) a failure by the principal U.S. national securities exchange or market on which our ADSs are listed to open for trading during its regular trading session or (ii) the occurrence or existence, prior to 1:00 p.m. on any scheduled trading day for our ADSs for an aggregate one half-hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our ADSs or in any options contracts or futures contracts relating to our ADSs.

Change in the Conversion Right upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events

Except as provided in the indenture and as described below, if we reclassify our ordinary shares (other than a change only in par value or a change as a result of a subdivision or combination of our ordinary shares) or are party to a consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, in each case pursuant to which our ordinary shares (including ordinary shares represented by ADSs) would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”), which a holder of such note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the note and, upon such conversion, received, immediately before the transaction, ordinary shares in a number equal to the product of the number of ordinary shares represented by each ADS at the time multiplied by the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the note. However, at and after the effective time of the transaction, we may continue to elect to satisfy our obligation under the indenture in whole or in part by delivering cash in lieu of reference property upon the conversion of a note and the conversion amount will be calculated based on the fair value of the reference property.

A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

If a transaction described above occurs and holders of our ordinary shares (including ordinary shares represented by ADSs) have the opportunity to elect the form of consideration to receive in that transaction, the kind and amount of consideration that a holder of our ordinary shares would have been entitled to will be deemed to be (i) the weighted average of the kind and amount of consideration received by the holders of our ordinary shares that affirmatively make such an election or (ii) if no holders of our ordinary shares affirmatively make such an election, the kind and amount of consideration actually received by such holders.

If our ADS facility maintained with the depositary is terminated for any reason, but such event does not constitute a “termination of trading” (as defined below in “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change”) because our ordinary shares are then listed for trading on a U.S. national securities exchange, all references to our ADSs will be deemed to refer to our ordinary shares, all references to the “closing sale price” and “daily VWAP” of our ADSs will be deemed to refer to the “closing sale price” and “daily VWAP” of our ordinary shares, and other appropriate adjustments will be made to reflect such change.

If our ADS facility maintained with the depositary is terminated for any reason and such event does constitute a “termination of trading,” then the provisions of “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change” shall apply.

In the event of and upon the termination of our ADR facility (whether or not such event constitutes a “termination of trading”), the right to convert a note will be changed into a right to convert it into ordinary shares at a conversion rate (subject to the anti-dilution and other conversion rate adjustment provisions set forth in the indenture) equal to (i) the number of ordinary shares represented by each ADS immediately prior to such termination, multiplied by (ii) the conversion rate applicable immediately prior to such termination, multiplied by (iii) the principal amount (expressed in thousands) of the note.

Adjustments to the Conversion Rate

Subject to the terms of the indenture, we will adjust the conversion rate as described below.

(1) If we issue our ordinary shares as a dividend or distribution on our ordinary shares, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR´ = CRo	x	OS´ OSo

where

CRo	=	the conversion rate in effect immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;
CR´	=	the conversion rate in effect immediately after the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;
OSo	=	the number of our ordinary shares outstanding immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be; and
OS´	=	the number of our ordinary shares that will be outstanding immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

(2) If we distribute to all, or substantially all, holders of our ordinary shares any rights, warrants or options entitling them for a period of not more than 45 days after the record date for such distribution to subscribe for or purchase our ordinary shares (directly or in the form of ADSs) at a price per share less than the closing sale price of our ADSs divided by the number of ordinary shares then represented by each ADS on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the conversion rate that would have been in effect to the extent that such rights, warrants or options are not exercised prior to their expiration:

CR´ = CRo	x	(OSo + X) (OSo + Y)

where

CRo	=	the conversion rate in effect immediately prior to the “ex-date” for such distribution;
CR´	=	the conversion rate in effect immediately after the “ex-date” for such distribution;
OSo	=	the number of our ordinary shares outstanding immediately prior to the “ex-date” for such distribution;
X	=	the total number of our ordinary shares issuable (directly or in the form of ADSs) pursuant to such rights, warrants or options; and
Y	=	the number of our ordinary shares equal to (A) the aggregate price payable to exercise such rights, warrants or options divided by (B) the quotient of (i) the average of the closing sale prices of our ADSs divided by (ii) the number of ordinary shares then represented by each ADS over the 10-consecutive-trading-day period ending on the trading day immediately preceding the “ex-date” for such distribution.

(3) If we distribute any interests in our share capital, evidences of our indebtedness or other assets or property to all, or substantially all, holders of our ordinary shares, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and,

•	spin-offs described below in this clause (3);

then the conversion rate will be adjusted based on the following formula:

CR´ = CRo	x	SPo (SPo - FMV)

where

CRo	=	the conversion rate in effect immediately prior to the “ex-date” for such distribution;
CR´	=	the conversion rate in effect immediately after the “ex-date” for such distribution;
SPo	=	the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS over the 10 consecutive trading-day period ending on the trading day immediately preceding the “ex-date” for such distribution; and
FMV	=	the fair market value as determined in good faith by our board of directors of the interests in our share capital, evidences of indebtedness, assets or property distributed with respect to each outstanding ordinary share on the “ex-date” for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our ordinary shares in shares of any class or series, or similar equity interest, in the share capital of or relating to a subsidiary or other business unit of ours, which we refer to as a “spinoff,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately following (and including) the effective date of the spin-off will be increased based on the following formula:

CR´ = CRo	x	FMVo + MPo MPo

where

CRo	=	the conversion rate in effect immediately prior to the 10th trading day immediately following the effective date of the spin-off;
CR´	=	the conversion rate in effect immediately after the 10th trading day immediately following the effective date of the spin-off;
FMVo	=	the average of the last reported sale prices of the shares or similar equity interest distributed to holders of our ordinary shares applicable to one ordinary share over the first 10 consecutive trading-day period immediately following (and including) the effective date of the spin-off; and
MPo	=	the average of the closing sale prices of our ADSs, divided by the number of ordinary shares then represented by each ADS, over the first 10 consecutive trading-day period immediately following (and including) the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from (and including) the effective date of the spin-off; provided that in respect of any conversion within the first 10 trading days immediately following (and including) the effective date of any spin-off, references with respect to the spin-off to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If we pay any cash dividends or distributions to all, or substantially all, holders of our ordinary shares, the conversion rate will be adjusted based on the following formula:

CR´ = CRo	x	SPo SPo - C

where

CRo	=	the conversion rate in effect immediately prior to the “ex-date” for such distribution;
CR´	=	the conversion rate in effect immediately after the “ex-date” for such distribution;
SPo	=	the closing sale price of our ADSs, divided by the number of ordinary shares then represented by each ADS, on the trading day immediately preceding the “ex-date” for such distribution; and
C	=	the amount in cash per share we distribute to holders of our ordinary shares.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our ordinary shares, or ADSs representing our ordinary shares, then to the extent that the cash and value of any other consideration included in the payment per share of our ordinary shares, or equivalent payment per ordinary share represented by our ADSs, exceeds the closing sale price of our ADSs divided by the number of ordinary shares then represented by each ADS on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR´ = CRo	x	(AC + (SP´ x OS´)) (OSo x SP´)

where

CRo	=	the conversion rate in effect on the date such tender or exchange offer expires;
CR´	=	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration as determined by our board of directors paid or payable for the ordinary shares purchased (directly or in the form of ADSs) in such tender or exchange offer;
OSo	=	the number of our ordinary shares outstanding immediately prior to the date such tender or exchange offer expires;

OS´	=	the number of our ordinary shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and
SP´	=	the closing sale price of our ADSs divided by the number of ordinary shares then represented by each ADS on the trading day next succeeding the date such tender or exchange offer expires.

If the application of any of the foregoing formulas (other than in connection with a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Events that Will Not Result in Adjustments

The applicable conversion rate will not be adjusted:

•	upon the issuance of any ADSs or ordinary shares pursuant to any future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in ordinary shares under any such plan;

•	upon the issuance of any ADSs or ordinary shares, or any option, warrant, right or exercisable, exchangeable or convertible security to purchase our ADSs or ordinary shares, pursuant to any future agreements entered into with our suppliers of raw materials or machinery as consideration or inducement to enter into such supply agreement;

•	upon the issuance of any ADSs or ordinary shares, or options or rights to purchase those ADSs or shares, pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any ADSs or ordinary shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued (unless explicitly otherwise provided for in this section);

•	for a change in the par value of our ordinary shares; or

•	for accrued and unpaid interest.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate pursuant to the provisions of the indenture described above until the earliest of these triggering events occurs; and

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

The indenture does not require us to adjust the conversion rate for any of the events described in the provisions of the indenture described above if we make provision for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the indenture.

We will not adjust the conversion rate pursuant to the provisions of the indenture described above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, we will give effect to all adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment, (i) if we mail a notice of redemption or if a fundamental change or make-whole fundamental change, or any transaction described under “— Conversion Rights — Conversion upon the Occurrence of Certain Corporate Transactions” above, occurs, (ii) annually, upon each anniversary of the date of the first issuance of the notes, and (iii) on the 29th scheduled trading day prior to the maturity date of the notes and each VWAP trading day thereafter until the maturity date.

To the extent permitted by law and the continued listing requirements of the New York Stock Exchange, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period permitted by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to registered holders at least 15 days before the day the increase commences. In addition, we may, but are not obligated to, also increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

On conversion, the holders of notes will, to the extent they receive our ADSs upon conversion, also receive (to the same extent as other holders of our ADSs) any issuance or distribution of preferred shares, or any other securities or rights, made to our ordinary shareholders (including the depositary or its nominee as the holder of ordinary shares represented by our ADSs) by our board of directors or us pursuant to the anti-takeover provisions in our articles of association, whether or not such securities or rights were issued or distributed prior to conversion. A distribution of securities or rights pursuant to such a shareholder rights plan will not trigger a conversion rate adjustment pursuant to paragraphs (2) or (3) above so long as we have made proper provision to provide that holders will, to the extent they receive any ADSs upon conversion, also receive such securities or rights in accordance with the terms of the deposit agreement and the indenture.

In certain circumstances, including, without limitation:

•	a taxable distribution to holders of our ordinary shares which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes will be deemed to have received a distribution subject to United States federal income tax as a dividend. This may also occur if we make other distributions of cash or property to our shareholders. See “Taxation — Certain United States Federal Income Tax Considerations.”

In addition, to the extent that the number of ordinary shares represented by each ADS is changed, appropriate adjustments to the conversion rate adjustments described above (which may include ignoring such provision, if appropriate) will be made to reflect such change.

Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change

If, prior to maturity, a “change in control,” as described below under “ — Holders May Require Us to Repurchase Their Notes upon a Fundamental Change,” other than the fourth event listed under such definition (describing a change in our board of directors) and provided that in respect of the third such event, such event shall not be qualified by the first exception listed thereunder, or a “hedge illiquidity event,” described below under “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change” occurs (which we refer to as the “make whole fundamental changes”), then we will increase, as described below under “— Increase in the Conversion Rate,” the conversion rate applicable to notes that are surrendered for conversion at any time from (and including) the 30th scheduled trading day before the date we originally announced as the anticipated effective date of the make-whole fundamental change to (and including) the fundamental change repurchase date for that fundamental change as described under “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change.” We refer to this period as the “make-whole conversion period.”

We will mail to registered holders, at their addresses appearing in the notes register, notice of, and we will publicly announce, through a reputable national newswire service in the United States, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 scheduled trading days before the first anticipated effective date of the make-whole fundamental change in the case of the second or third bullet point under the definition of “fundamental change” under “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change,” and in any event no later than the actual effective date of the make-whole fundamental change, provided that in the case of a “hedge illiquidity event” the effective date will be deemed to be June 27, 2008 and such mailing, announcement and publication must occur no later than July 3, 2008. In addition, no later than the third business day after the completion, if applicable, of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

A “permitted transfer” means any transfer of property or assets between or among one or more of our subsidiaries or from one or more of our subsidiaries to us.

If a holder surrenders a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

Increase in the Conversion Rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change is first publicly announced, occurs or becomes effective, which we refer to as the “make-whole reference date,” and the “applicable price.” If the make- whole fundamental change is a transaction or series of related transactions described in the second or third bullet point under the definition of “fundamental change” under “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change,” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our ordinary shares in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our ordinary shares in the make-whole fundamental change multiplied by the number of ordinary shares then represented by each ADS. In all other cases, the “applicable price” will be the average of the “closing sale prices” (as defined in the indenture) of our ADSs for the five consecutive trading days immediately preceding the date on which the make-whole fundamental change becomes effective, except in the case of a “hedge illiquidity event,” when such “applicable price” will be the average of the closing sale prices of our ADSs for the five consecutive trading days immediately preceding June 28, 2008. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex date” (as defined in the indenture) of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the numbers of additional ADSs per $1,000 principal amount of notes that will be added to the conversion rate applicable to the notes that are converted during the make-whole conversion period. Such increased conversion rate will be used to determine the amount of cash, ADSs or combination thereof that are due upon conversion, as described under “— Conversion Rights — Settlement upon Conversion” above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust the applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.

In addition, we will adjust the numbers of additional ADSs in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Conversion Rights — Adjustments to the Conversion Rate.”

The numbers of additional ADSs set forth in the table below are based on the closing sale price of $31.43 of our ADSs on April 9, 2008.
Number of additional ADSs
(per $1,000 principal amount of notes)

	Make-Whole Reference Date
	April 9,	April 15,	April 15,	April 15,	April 15,	April 15,
Applicable price	2008	2009	2010	2011	2012	2013

$31.43	6.3633	6.3633	6.3633	6.3633	6.3633	6.3633

40.00	5.4001	4.8191	3.8619	2.8488	2.5770	0.0000

50.00	3.4016	2.7735	1.7949	0.2701	0.0753	0.0000

51.07	2.4438	1.8621	1.0004	0.0000	0.0000	0.0000

60.00	2.3291	1.7529	0.9052	0.0000	0.0000	0.0000

70.00	1.6983	1.1987	0.5080	0.0000	0.0000	0.0000

80.00	1.2989	0.8747	0.3222	0.0000	0.0000	0.0000

90.00	1.0302	0.6721	0.2292	0.0000	0.0000	0.0000

100.00	0.8399	0.5372	0.1780	0.0000	0.0000	0.0000

110.00	0.6993	0.4423	0.1464	0.0000	0.0000	0.0000

120.00	0.5915	0.3722	0.1246	0.0000	0.0000	0.0000

130.00	0.5064	0.3182	0.1081	0.0000	0.0000	0.0000

140.00	0.4376	0.2751	0.0949	0.0000	0.0000	0.0000

150.00	0.3807	0.2398	0.0838	0.0000	0.0000	0.0000

160.00	0.3329	0.2101	0.0743	0.0000	0.0000	0.0000

170.00	0.2922	0.1848	0.0660	0.0000	0.0000	0.0000

180.00	0.2572	0.1628	0.0586	0.0000	0.0000	0.0000

190.00	0.2267	0.1436	0.0520	0.0000	0.0000	0.0000

200.00	0.1999	0.1267	0.0461	0.0000	0.0000	0.0000

210.00	0.1764	0.1116	0.0408	0.0000	0.0000	0.0000

220.00	0.1555	0.0981	0.0359	0.0000	0.0000	0.0000

The exact applicable price and make-whole reference date for the notes may not be as set forth in the table above, in which case:

•	if the actual applicable price is between two applicable prices listed in the table above, or the actual make- whole reference date is between two dates listed in the table above, we will determine the number of additional ADSs to be added in respect of the notes by linear interpolation between the numbers of additional ADSs set forth for the two applicable prices in the table above, or for the two dates based on a 365-day year, as applicable;

•	if the actual applicable price is greater than $220.00 per ADS (subject to adjustment), we will not increase the conversion rate; and

•	if the actual applicable price is less than $31.43 per ADS (subject to adjustment), we will not increase the conversion rate.

In no event will the conversion rate for the notes exceed 31.8167 ADSs per $1,000 principal amount. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Conversion Rights — Adjustments to the Conversion Rate.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Redemption of Notes at Our Option

The notes may not be redeemed prior to April 15, 2011. At any time on or after April 15, 2011, we will have the right, at our option, to redeem the notes, in whole or in part in integral multiples of $1,000, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date; provided that the closing sale price of our ADSs for at least 20 trading days in the 30-consecutive trading-day period ending on the date one trading day prior to any day we give a notice of redemption is greater than 130% of the conversion price of the notes on the date of such notice.

Each redemption date for the notes shall be a date that is not less than 30 days nor more than 60 days after the day we mail the related redemption notice to each registered holder of notes to be redeemed at the address of the registered holder appearing in the notes register. If a redemption date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the redemption price will not include any accrued and unpaid interest. The redemption date must be a business day.

For a discussion of certain tax considerations applicable to a holder upon a redemption of notes, see “Taxation — Certain U.S. Federal Income Tax Considerations.”

If on a redemption date the paying agent holds money sufficient to pay the redemption price due on a note in accordance with the terms of the indenture, then, on and after that redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the third business day preceding the redemption date, unless we default in the payment of the redemption price.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 thereof by lot, on a pro rata basis or in accordance with any other method customarily used by the trustee and the procedures of the applicable clearing system. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

We will not redeem any notes at our option if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the redemption price with respect to those notes.

Repurchase of Notes by Us at the Option of the Holder

On April 15, 2011 (the “repurchase date”), holders may require us to repurchase all or a portion of their outstanding notes, in integral multiples of $1,000, at a price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date, subject to certain additional conditions. However, we will, on the repurchase date, pay the accrued and unpaid interest to, but excluding, the repurchase date, to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting a note for repurchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On the repurchase date, we will repurchase all notes for which the holder has delivered and not withdrawn a written repurchase notice. Registered holders may submit their written repurchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the repurchase date until the close of business on the third business day immediately preceding the repurchase date.

For a discussion of certain tax considerations applicable to a holder receiving cash upon a repurchase of the notes at the holder’s option, see “Taxation — Certain U.S. Federal Income Tax Considerations.”

We will give notice on a date that is at least 20 business days before the repurchase date to all registered holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the repurchase price;

•	that notes with respect to which the holder has delivered a repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, including the name and address of the paying agent.

To require us to repurchase its notes, the holder must deliver a repurchase notice that states:

•	the certificate numbers of the holder’s notes to be delivered for repurchase, if they are in certificated form;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a repurchase notice may withdraw the repurchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the third business day before the repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if they are in certificated form;

•	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures then in effect.

To receive payment of the repurchase price for a note for which the holder has delivered and not validly withdrawn a repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will pay the repurchase price for the note on or before the third business day after the later of the repurchase date and the time of delivery of the note, together with necessary endorsements.

If on the repurchase date the paying agent holds money sufficient to pay the repurchase price due on a note in accordance with the terms of the indenture, then, on and after the repurchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the repurchase price upon delivery of the note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our future indebtedness may limit our ability to pay the repurchase price to repurchase notes. Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

We will not repurchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to those notes or a default arising from our failure to provide the notice described above.

In connection with any repurchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required documentation under the Exchange Act or other applicable laws.

Holders May Require Us to Repurchase Their Notes upon a Fundamental Change

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to (but excluding) the “fundamental change repurchase date,” as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, we must mail to all registered holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publicly release, through a reputable national newswire service in the United States, and publish on our website, a notice of the fundamental change. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that holders must follow to exercise their repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•	that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the third business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the third business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if they are in certificated form;

•	the principal amount of the notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount of the notes that remain subject to the fundamental change repurchase notice which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not validly withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on or before the third business day after the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.

For a discussion of certain tax considerations applicable to a holder upon the exercise of the repurchase right, see “Taxation — Certain United States Federal Income Tax Considerations.”

If on the fundamental change repurchase date the paying agent holds money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.

A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control,” a “termination of trading” or a “hedging illiquidity event.”

A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Mr. Xiaofeng Peng, is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our voting shares, or if Mr. Xiaofeng Peng or any “group” (as that term is used in Sections 13(d) or 14(d) of the Exchange Act) of which he is a part is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 85% or more of the total outstanding voting power of all of our voting shares;

•	there occurs a sale, transfer, lease, conveyance or other disposition (other than a “permitted transfer” as described under “— Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change” above) of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b) (1) under the Exchange Act;

•	we consolidate or amalgamate with, merge with or into, or are reconstructed into another person or any person consolidates or amalgamates with, or merges with or into, or are reconstructed into us, unless either:

•	the persons that “beneficially owned,” directly or indirectly, our voting shares immediately prior to such transaction “beneficially own,” directly or indirectly, immediately after such transaction, the surviving or continuing corporation’s voting shares representing at least a majority of the total outstanding voting power of all outstanding classes of voting shares of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such transaction; or

•	both of the following conditions are satisfied (we refer to such a transaction as a “listed share business combination”):

•	at least 90% of the consideration (other than cash payments for fractional ADSs or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock, shares or ADSs traded on a U.S. national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction); and

•	as a result of such transaction, the notes become convertible solely into such common stock, shares or ADSs (subject to our right to elect full or partial cash settlement of our conversion obligation);

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the notes constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

•	we are liquidated, dissolved or wound up or our shareholders approve any plan or proposal for our liquidation, dissolution or winding up.

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur when neither our ADSs (or other securities into which the notes are then convertible) nor the ordinary shares represented by our ADSs are listed for trading on a U.S. national securities exchange.

A “hedge illiquidity event” is deemed to occur on any day between June 7, 2008 and June 27, 2008 if LDK New Energy Holding Limited, or LDK New Energy, defaults or has defaulted in its obligations under the agreement dated April 9, 2008 between LDK New Energy and affiliates of the representatives (the “sales plan”) and, as a result of such default, the agent (as defined in the sales plan) is not able, pursuant to the sales plan, to make the sales of our ADSs owned by LDK New Energy and concurrently enter into prepaid forward contracts with LDK New Energy relating to such sold ADSs, as specified in the sales plan or if the agent is otherwise unable to complete the sale of the total sales amount, other than as a result of the termination of the sales plan by the affiliates of the representatives.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our existing or future indebtedness may limit our ability to pay the repurchase price to repurchase notes. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. The exercise by holders of the notes of their right to require us to repurchase their notes upon a fundamental change could cause a default under our other outstanding indebtedness, even if the fundamental change itself does not.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders of the notes. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E under the Exchange Act and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.

Ranking

The notes are our unsecured senior obligations and rank equally with all our other unsecured senior indebtedness. However, the notes are effectively subordinated to any of our future secured indebtedness to the extent of the assets securing such indebtedness. The notes are effectively subordinated to all liabilities, including trade payables and lease obligations of our subsidiaries. As of December 31, 2007, our subsidiaries had approximately $289.2 million of indebtedness and other obligations to which the notes are structurally subordinated. Any right by us to receive the assets of any of our subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by those subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Consolidation, Merger and Sale of Assets

The indenture prohibits us from consolidating or amalgamating with or merging with or into or reconstructing into or entering into other similar arrangements with, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

•	such other person is a corporation organized and existing under the laws of the Cayman Islands, the British Virgin Islands, Bermuda, Hong Kong, the United States, any state of the United States or the District of Columbia;

•	such person expressly assumes, by a supplemental indenture reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture; and

•	no default or event of default exists immediately after giving effect to the transaction or series of transactions.

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate. An assumption of our obligations under the notes and the indenture by such successor might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption. See “Taxation — Certain United States Federal Income Tax Considerations.”

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change.”

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

Events of Default

The following are events of default under the indenture for the notes:

•	our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

•	our failure to pay an installment of interest or additional interest, if any, on any note when due, if the failure continues for 30 days after the date when due;

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•	our failure to timely provide notice as described under “— Conversion Rights — Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change,” “— Repurchase of Notes by Us at the Option of the Holder” or “— Holders May Require Us to Repurchase Their Notes upon a Fundamental Change;”

•	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $15 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 60 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

•	failure by us or any of our subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds $25 million, which are not stayed on appeal; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest, including additional interest, if any, on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest, including additional interest, if any, on, all notes will automatically become immediately due and payable.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligation we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act of 1939 relating to our failure to file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or of the covenant described below in “— Rule 144A Information; SEC Reporting,” will for the first 90 days after the occurrence of such event of default consist exclusively of the right (the “extension right”) to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 90th day thereafter (or such earlier date on which such event of default shall have been cured or waived). On such 90th day (or earlier, if such event of default is cured or waived prior to such 90th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if such event of default is continuing. For the avoidance of doubt, the additional interest shall not begin to accrue until we fail to perform the reporting covenant for a period of 60 days after notice of such failure to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding in accordance with the indenture.

Notwithstanding the preceding paragraph, if an event of default under any other series of our debt securities occurs as a result of our failure to file any such document or report and such event of default results in the principal amount of such debt securities becoming due and payable, then the extension right will no longer apply and the notes will be subject to acceleration as provided above.

After any acceleration of the notes, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any order or decree;

•	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

•	the trustee fails to comply with the request within 60 days after the trustee receives the written notice, request and offer of indemnity and has not received, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

•	the payment of any amounts due on that holder’s notes after the applicable due date; or

•	the right to convert that holder’s notes in accordance with the indenture.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by written notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or premium, if any, or interest or additional interest, if any, on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

•	arising from our failure to convert any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee in writing upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received written notice of the default or event of default in accordance with the indenture, the trustee must mail to each registered holder a notice of the default or event of default within 30 days after receipt of the notice. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

Modification and Waiver

We may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	change the stated maturity of the principal of, or the payment date of any installment of interest or additional interest on, any note;

•	reduce the principal amount of, or any premium, interest or additional interest on, any note;

•	change the place, manner or currency of payment of principal of, or any premium, interest or additional interest on, any note;

•	impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any note;

•	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or to require us to repurchase notes upon a fundamental change;

•	modify the ranking provisions of the indenture in a manner adverse to the holders of the notes;

•	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

•	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•	evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation, merger, reconstruction, amalgamation or entering into other similar arrangement or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

•	provide for the issuance of additional notes pursuant to any exercise by the initial purchasers of their option to cover over-allotments, if any;

•	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our ordinary shares or ADSs and certain consolidations, mergers, binding share exchanges, reconstructions, amalgamations and other similar arrangements and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

•	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	add guarantees with respect to, or secure our obligations in respect of, the notes;

•	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

•	conform, as necessary, the indenture and the form or terms of the notes to the “Description of the Notes” set forth in the final offering memorandum for the notes; or

•	make any changes of a formal, minor or technical nature or necessary to correct a manifest error or to comply with mandatory provisions of applicable law as evidenced by an opinion of counsel so long as such change does not adversely affect the rights of the holders of the notes in any material respect.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder in any material respect.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the trustee, generally may:

•	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

•	waive any past default or event of default and its consequences, except a default or event of default:

•	in the payment of principal of, or premium, if any, or interest or additional interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

•	arising from our failure to convert any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

Discharge

We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding notes to the trustee for cancellation; or

•	depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date or fundamental change repurchase date, cash sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture.

Calculations in Respect of Notes

We are responsible for monitoring valuations of the notes and our ADSs and making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determination of the trading price of the notes, the current market price of our ADSs, the number of ADSs, if any, issuable upon conversion of the notes, the amount of cash, if any, payable upon conversion of the notes and the amounts of interest and additional interest payable on the notes. We will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes and the trustee and calculation agent. We will provide a copy of these calculations to the trustee and the conversion agent, as required, and the trustee and the conversion agent are entitled to rely on the accuracy of our calculations without independent verification and shall be held harmless with respect thereto. The trustee and/or the conversion agent will forward our calculations to any holder of notes upon the request of the holder.

Additional Amounts

All payments made by us under or with respect to the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which we or any successor are organized or treated as a resident for tax purposes or through which payment is made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Taxing Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to the holder of each note such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by the holder after such withholding or deduction (and after deducting any taxes on the Additional Amounts) shall equal the amounts which would have been received by such holder had no such withholding or deduction been required, except that no Additional Amount shall be payable:

•	for or on account of:

(a) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i) the existence of any present or former connection between the holder or beneficial owner of such note, and the Relevant Taxing Jurisdiction other than merely holding such note or the receipt of payments thereunder, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii) the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such note became due and payable pursuant to the terms thereof or was made or duly provided for; or

(iii) the failure of the holder or beneficial owner to comply with a timely request from us or any successor, addressed to the holder or beneficial owner, as the case may be, to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by law, regulation or administrative practice of the Relevant Taxing Jurisdiction to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(b) any estate, inheritance, gift, sale, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(c) any tax, duty, assessment or other governmental charges that is payable otherwise than by withholding from payments under or with respect to the notes; or

(d) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b) or (c); or

•	with respect to any payment of the principal of, or premium, if any, or interest on, such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of the Relevant Taxing Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any note, such mention shall be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

No Personal Liability of Directors, Officers, Employees or Shareholders

None of our past, present or future directors, officers, employees or shareholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Rule 144A Information; SEC Reporting

If at any time we are not subject to the reporting requirements of the Exchange Act, we will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes or ADSs issuable upon conversion of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resales of those notes or ADSs pursuant to Rule 144A. In addition, we must provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than the time those reports must be filed with the SEC. The filing of these reports with the SEC through its EDGAR database within the time periods for filing the same under the Exchange Act (including, if applicable, any extension permitted by Rule 12b-25 under the Exchange Act) will satisfy our obligation to furnish those reports to the trustee.

Reports to Trustee

We will furnish to the trustee copies of our annual report to shareholders, containing audited financial statements, and any other financial reports which we furnish to our shareholders and the SEC.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest or additional interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish (in no event later than five days after we request repayment) in a newspaper of general circulation in the City of New York, or mail to each registered holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Purchase and Cancellation

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity (including in the form of a bond) reasonably satisfactory to us and the trustee.

Trustee and Transfer Agent

The trustee for the notes is The Bank of New York, and we have appointed the trustee as the paying agent, registrar, conversion agent and custodian with regard to the notes. No representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the trustee as to the accuracy or completeness of the information included or incorporated by reference in this prospectus or any other information supplied in connection with the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. The Bank of New York and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their businesses.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

Listing and Trading

The notes are eligible for trading on The PORTAL Market. Our ADSs are listed on the New York Stock Exchange under the ticker symbol “LDK,” but the Restricted ADSs issuable upon conversion of the notes prior to the effectiveness of the registration statement on Form F-3 of which this prospectus forms a part as we have agreed to file pursuant to the registration rights agreement will not be listed on the New York Stock Exchange.

Form, Denomination and Registration of Notes

General

The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “— Global Securities” below for more information. The trustee need not:

•	register the transfer of or exchange any note for a period of 20 days before selecting notes to be redeemed;

•	register the transfer of or exchange any note during the period beginning at the opening of business 20 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.

See “— Global Securities,” “— Certificated Securities” and “Transfer Restrictions” for a description of additional transfer restrictions that apply to the notes.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global Securities

We issued the notes as global securities in book-entry form. Global securities have been deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC.

Investors hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and in “— Certificated Securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

DTC has accepted the global securities in its book-entry settlement system. The custodian and DTC electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture, the notes and the registration rights agreement. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated Securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Settlement and Payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the initial purchasers or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus concerning DTC and its book- entry system from sources that we believe to be reliable, but neither we nor the initial purchasers take any responsibility for the accuracy of this information.

Registration Rights; Additional Interest

We entered into a registration rights agreement in connection with the notes in April 2008. Pursuant to the registration rights agreement, we have agreed:

•	to file with the SEC a shelf registration statement (which must be an automatic shelf registration statement if we are then eligible to use one) that will cover the resales of the notes and the registrable securities (as described below) by the holders who satisfy certain conditions and provide the information we describe below for use with the shelf registration statement;

•	to use our reasonable best efforts to cause the shelf registration statement to become effective under the Securities Act by the 180th day after the date on which we first issue the notes; and

•	to use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act until there are no registrable securities outstanding.

However, the registration rights agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 45 days in any six-month period, under certain circumstances and subject to certain conditions. We refer to any such period during which we may prohibit offers and sales as a “suspension period.”

“Registrable securities” generally means (1) each note, until such note has been converted, (2) at all times, the underlying ordinary shares, and (3) at all times, any underlying ADSs issued upon conversion of the notes if such issuance is not made pursuant to an effective registration statement on Form F-6, until the earliest of:

•	the date such registrable security has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement (including, in the case of ordinary shares, the disposal of such ordinary shares in the form of ADSs issued pursuant to an effective registration statement on Form F-6);

•	the first anniversary of the date on which we first issue the notes; or

•	the date when such registrable security has been publicly sold pursuant to Rule 144 under the Securities Act (including, in the case of ordinary shares, the sale of such ordinary shares in the form of ADSs issued pursuant to an effective registration statement on Form F-6).

Holders of registrable securities must deliver certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. Any holder that does not complete and deliver a questionnaire or provide the information it requires will not be named as a selling securityholder in the shelf registration statement, will not be permitted to sell any registrable securities held by that holder pursuant to the shelf registration statement and will not be entitled to receive any of the additional interest described in the following paragraph. We cannot assure you that we will be able to maintain an effective and current shelf registration statement as required. The absence of an effective shelf registration statement may limit a holder’s ability to sell its registrable securities or the ADSs it receives upon conversion of the notes and may adversely affect the price at which it may sell its registrable securities or any ADSs it receives upon conversion of the notes.

If:

•	a holder supplies the questionnaire described below after the fifth business day before the effective date of the shelf registration statement, and we fail to supplement or amend the shelf registration statement, or file a new registration statement, in accordance with the terms of the registration rights agreement, in order to add such holder as a selling securityholder;

•	the shelf registration statement is filed and has become effective under the Securities Act but then ceases to be effective (without being succeeded immediately by an additional registration statement that is filed and immediately becomes effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) that exceeds an aggregate of 45 days in any six month period; or

•	we fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement, at the time it becomes effective under the Securities Act, or in any prospectus relating to the shelf registration statement, at the time we file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act, any holder that is entitled to be so named as a selling securityholder, then we will pay additional interest to each holder of registrable securities who has provided to us the required selling securityholder information (or, in the case of the second or third bullet points above, the applicable holder or holders). We refer to each event described in the bullet points above as a “registration default.”

The additional interest we must pay while there is a continuing registration default accrues at a rate per annum equal to 0.25% for the 90-day period beginning on (and including) the date of the registration default, and thereafter at a rate per annum equal to 0.50%, of the aggregate principal amount of the applicable notes.

Additional interest will not accrue on any note after it has been converted. If a note ceases to be outstanding during a registration default, we will prorate the additional interest to be paid with respect to that note. In no event will additional interest be payable with respect to any registration default relating to a failure to register the ordinary shares represented by the ADSs issuable upon conversion of the notes. For avoidance of doubt, if we fail to register both the notes and such ordinary shares, then additional interest will be payable in connection with the registration default relating to our failure to register the notes.

So long as a registration default continues, we will pay additional interest in cash on April 15 and October 15 of each year to each holder who is entitled to receive additional interest in respect of a note of which the holder was the holder of record at the close of business on the immediately preceding April 1 and October 1, respectively. If we call a note for redemption, purchase a note pursuant to a purchase at the holder’s option or repurchase a note upon a fundamental change, and the redemption date, purchase date or fundamental change repurchase date is after the close of business on a record date and before the related additional interest payment date, we will instead pay the additional interest to the holder that submitted the note for redemption or repurchase, rather than, if different, the holder of record at the close of business on that record date.

Following the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the end of the period during which we must keep the shelf registration statement effective under the Securities Act or on any security that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest. Other than our obligation to pay additional interest, we will not have any liability for damages with respect to a registration default on any note.

References in this prospectus to the payment of principal or interest on any note are deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

A holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it on or before the fifth business day before the date the initial shelf registration statement becomes effective will not be named as a selling securityholder in the shelf registration statement when it becomes effective and will not able to use the shelf registration statement to resell registrable securities. However, such a holder of registrable securities may thereafter provide us with a completed questionnaire, following which we will, within 30 days after the date we receive such completed questionnaire (except as described below), file a supplement to the prospectus relating to the shelf registration statement or, if required, file a post-effective amendment or a new shelf registration statement in order to permit resales of such holder’s registrable securities. However, if we receive the questionnaire during a suspension period, or we initiate a suspension period within five business days after we receive the questionnaire, then we will, except as described below, make the filing within 30 days after the end of the suspension period. In any event, we will not be required to file more than one supplement to the prospectus per 30-day period in order to name as a selling securityholder any holder that has provided us with a completed questionnaire after the fifth business day before the date the initial shelf registration statement becomes effective. If we file a post-effective amendment or a new registration statement, then we will use our reasonable best efforts to cause the post-effective amendment or new registration statement to become effective under the Securities Act as promptly as practicable, but in any event by the 45th day after the date the registration rights agreement requires us to file the post-effective amendment or new registration statement. However, if a post-effective amendment or a new registration statement is required in order to permit resales by holders seeking to include registrable securities in the shelf registration statement after the effectiveness of the original shelf registration statement, we will not be required to file more than one post-effective amendment or new registration statement for such purpose in any 90-day period.

No holder may sell its registrable securities in an underwritten offering pursuant to the shelf registration statement without our prior written consent.

To the extent that any holder of registrable securities identified in the shelf registration statement is a broker-dealer, or is an affiliate of a broker-dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act. Any holder, whether or not it is an “underwriter,” who sells securities by means of the prospectus relating to the shelf registration statement will be subject to certain potential liabilities arising under the Securities Act for material misstatements or omissions contained in the prospectus. However, a holder of registrable securities that is deemed to be an “underwriter” within the meaning of the Securities Act may be subject to additional liabilities under the federal securities laws for misstatements and omissions contained in the shelf registration statement.

Pursuant to the registration rights agreement, each holder must indemnify us for certain losses in connection with the shelf registration statement.

Governing Law

The indenture, the notes and the registration rights agreement are governed by and will be construed in accordance with the law of the State of New York.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs into which the notes are convertible. Each ADS represents the ownership interest in one ordinary share which we deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and each ADR holder. Each ADS will also represent any securities, cash or other property deposited with the depositary that have not been distributed directly to the ADR holders. Unless specifically requested by you as an ADS owner, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you that reflect your ownership interest in such ADSs.

The depositary’s office is located at 4 New York Plaza, New York, New York 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the ordinary shares underlying your ADSs, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement, as supplemented. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement, including the form of ADR, which contains the terms of the ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement on Form F-6 (File No. 333-142899) we filed with the SEC relating to our initial public offering in June 2007. You may also obtain a copy of the deposit agreement as described under “Where You Can Find More Information.”

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may (i) sell such rights if practicable and distribute the net proceeds as cash; or (ii) if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued upon the conversion of notes, if any, we will arrange with the underwriters named in the offering memorandum for the notes to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with this offering) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities” in this prospectus.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of ADSs within the depositary’s direct registration system, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by the closing of our transfer books or those of the depositary, the deposit of shares in connection with voting at our shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be:

•	entitled to receive dividends, distributions or rights,

•	entitled to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

•	obligated to pay fees assessed by the depositary for administration of the ADR program and for any expenses as provided for in the deposit agreement, or

•	entitled to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares that underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholders meeting or solicitation of consents or proxies. This notice will provide such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares that underlie your ADSs. It will also include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as practical, subject to the provisions of or governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, whether you hold your ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will I be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges will be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers of certificated ADRs or ADRs in the depositary’s direct registration system;

•	a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of $0.02 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee will be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and will be payable in the manner described in the next succeeding provision);

•	any other charge payable by the depositary, any of the depositary’s agents, including the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge will be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and will be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as incurred by the depositary (including, without limitation, expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to the establishment and maintenance of our ADR program, including investor relations expenses and New York Stock Exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for the issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, directly billing investors, or charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owed by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you are agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment to or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How may the deposit agreement be terminated?

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be:

•	to deliver deposited securities to ADR holders who surrender their ADRs, and

•	to hold or sell distributions received on deposited securities.

As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities that remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary will have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

Prior to the issuance, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, China, the Cayman Islands or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agent’s control will prevent, delay or subject to any civil or criminal penalty any act that the deposit agreement or the ADRs provide should be done or performed by us, the depositary or our respective agents (including voting);

•	the depositary or its agents exercise or fail to exercise discretion under the deposit agreement or the ADRs;

•	the depositary or its agents perform their obligations without gross negligence or bad faith;

•	the depositary or its agents take any action or refrain from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	the depositary or its agents rely upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents will only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs that, in our opinion, may involve us in expense or liability if indemnity to our satisfaction against all expenses (including fees and disbursements of counsel) and liabilities is furnished to us as often as we may require. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on their behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

As disclosed previously, the depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise);

until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register will include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares) in compliance with the deposit agreement. This is called a pre-release of ADSs. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary, and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.
Restricted ADSs
     In order to enable the deposit of restricted ordinary shares (“Restricted Shares”) in the event of a conversion of notes by holders that are not, and have not been during the three months immediately preceding such conversion, our affiliate within the meaning of Rule 144 under the Securities Act (“Non-Affiliated Holders”) prior to the earlier of (i) the effective date of the shelf registration statement or (ii) the date when such Non-Affiliated Holders are able to sell their notes immediately without any volume limitation under Rule 144, we and the depositary have agreed to create and to provide for the issuance of restricted ADSs representing the Restricted Shares (“Restricted ADSs”) in accordance with the terms of a supplemental agreement to the deposit agreement. The Restricted ADSs, if issued, will be issued in book-entry form on the books of the depositary, which means that they will not be eligible for DTC or any other form of book-entry settlement, holding or transfer. At such time as the Restricted Shares cease to be so restricted, and the depositary has received an opinion of counsel in form and substance acceptable to it and the applicable provisions of the deposit agreement and supplement thereto have been complied with and the depositary has received unrestricted shares at its custodian, such Restricted ADSs may be cancelled and our shares represented thereby may be deposited under the deposit agreement.
     The books of the depositary that reflect the Restricted ADSs will reflect that such Restricted ADSs are endorsed with the following legend:
     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND DEPOSITARY, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER, DISTRIBUTION OR TRANSFER.
     Segregation of ADSs: So long as such Restricted ADSs represent “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), the depositary shall request the custodian to hold the underlying Restricted Shares to be evidenced by the Restricted ADSs in an account or accounts that are segregated and separate from any other account or accounts in which other shares of our company may be held. At such time as the Restricted ADSs shall no longer be so restricted and our shares represented thereby may be deposited under the deposit agreement, we will be required to ensure that the custodian receives a new share certificate or certificates representing the number of our shares previously represented by Restricted ADSs and a certified share extract with respect thereto. The depositary is not responsible if and to the extent the custodian refuses such request and no such request need be made if it will involve additional cost or expense to the depositary. To the extent the fees charged by the custodian increase in any way as a result of the issuance of the Restricted ADSs, the depositary may pass along the increased amount to the holders of Restricted ADSs in any manner in which the depositary is permitted to charge fees or seek reimbursement of expenses under the deposit agreement.
     Lack of Fungibility: The Restricted ADSs are not fungible with the fully transferable ADSs issued and outstanding under the deposit agreement. The Restricted ADSs will not be fungible with the fully transferable ADSs outstanding under the deposit agreement as long as the Restricted ADSs and the Restricted Shares represented thereby are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act or are otherwise subject to restrictions on transfer.

TAXATION
The following summary of material Cayman Islands, PRC and United States federal tax consequences of an investment in the notes or the ADSs issuable upon conversion of the notes is based upon laws and the relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the notes or the ADSs issuable upon conversion of the notes, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the former Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from any PRC withholding tax. In addition, any interests or dividends payable, or distributions made, by us to holders or beneficial owners of our notes or ADSs issuable upon conversion of the notes, as the case may be, would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC tax.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law named “Enterprise Income Tax Law of the PRC,” or the EIT Law, which took effect as of January 1, 2008. Under the EIT Law, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in China are considered “resident enterprises” for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the EIT Law, “de facto management bodies” is defined as the bodies that have material and overall management control over the business, personnel, accounts and properties of an enterprise. Substantially all of our management is currently based in China, and may remain in China in the future. If we are treated as a “resident enterprise” for PRC tax purposes, we will be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%. In addition, the EIT Law provides that dividend income between qualified “resident enterprises” is exempted from income tax.

Moreover, the EIT Law provides that an income tax rate of 10% is normally applicable to dividends payable to non-PRC investors who are “non-resident enterprises,” to the extent such dividends are derived from sources within China. We are a Cayman Islands holding company and substantially all of our income is derived from dividends we receive from our operating subsidiaries located in China. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% income tax if we are considered as a “non-resident enterprise” under the EIT Law.

Under the existing implementation regulations of the EIT Law, interest and dividends paid by us to holders of our notes and ADS holders should not be deemed to be derived from sources within China under the EIT Law and therefore should not be subject to the 10% income tax. However, what will constitute income derived from sources within China is currently unclear. In addition, gains on the disposition of notes, shares or ADSs should not be subject to PRC withholding tax. However, these conclusions are not entirely free from doubt. In addition, it is possible that these rules may change in the future, possibly with retroactive effect.

Certain U.S. Federal Income Tax Considerations

The discussion of tax issues set forth in this prospectus was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

The following is a general discussion of certain U.S. federal tax consequences to U.S. Holders (defined below) of the acquisition, ownership and disposition of the notes and the ADSs into which the notes may be converted (or ordinary shares subsequently received in exchange for ADSs). This summary applies only to U.S. Holders that hold the notes, ADSs or ordinary shares as capital assets and who purchase the notes at the initial offering price which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money.

This discussion is based on the United States Internal Revenue Code, or the Code, current and proposed U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	U.S. expatriates;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding a note, ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	persons that actually or constructively own 10% or more of our voting stock; or

•	persons holding ADSs or ordinary shares through partnerships or other entities treated as partnerships for U.S. federal income tax purposes.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply if you are a beneficial owner of notes, ADSs or ordinary shares and you are, for U.S. federal income tax purposes,

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state in the United States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. person under the Internal Revenue Code on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity taxable as a partnership that holds notes, ADSs or ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership. If you are a partner or a partnership holding the notes, ADSs or ordinary shares, you should consult your own tax advisors.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the acquisition, ownership and disposition of the notes, ADSs or ordinary shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Notes

Payment of Interest

Interest on a note (including any additional amounts) will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for U.S. federal income tax purposes.

We believe that the likelihood that interest on a note would be subject to withholding taxes is remote, and therefore do not intend to treat the possibility of having to pay additional amounts as affecting the yield to maturity of the notes. Our determination that this possibility is remote is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in a manner required by the applicable Treasury regulations. Our determination, however, is not binding on the IRS.

If PRC withholding tax were to become payable on interest on a note, a U.S. Holder would be required to include in income any deductions for withholding taxes and any additional amounts paid. As a result, a U.S. Holder would be required to include a greater amount in income than the actual cash it receives. A U.S. Holder may be entitled to deduct or credit foreign tax withheld, subject to applicable limitations. For U.S. foreign tax credit purposes, interest income on a note generally will constitute foreign source income and be “passive category income” or, in certain cases, “general category income.” The rules governing the U.S. foreign tax credit are complex and investors are urged to consult their tax advisors regarding the availability of the credit under their particular circumstances. In addition, if PRC withholding tax were to become payable on interest paid on a note, the IRS might be more likely to challenge our original determination that the possibility of the imposition of PRC withholding tax was remote, in which case a U.S. Holder might be required to include in income additional amounts before the additional amounts are actually paid.

Additional Interest Payments

We may be required to pay additional interest if we fail to comply with certain obligations under the registration rights agreement (see the section above entitled “Description of the Notes — Registration Rights; Additional Interest”). Although the issue is not free from doubt, we intend to take the position that the possibility of payments of additional interest does not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations. Therefore, if we become obligated to pay additional interest, we intend to take the position that such amounts would be treated as ordinary interest income and taxed as described above under “— Payment of Interest.” This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional interest payments will be made is a “remote” or “incidental” contingency, within the meaning of applicable Treasury regulations. Our position, however, is not binding on the Internal Revenue Service (the “IRS”) or a court. If the IRS were to take a contrary position from that described above and such position were upheld by a court, a U.S. Holder may be required to accrue interest income based upon a “comparable yield” for us, regardless of the U.S. Holder’s method of accounting. Such yield may be higher than the stated coupon on the notes. In addition, in such a case, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain realized on the conversion of a note) would be recharacterized as ordinary income. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange, Redemption, Repurchase or Other Disposition of Notes

Subject to the rules relating to passive foreign investment companies, or PFIC, discussed below, you will generally recognize gain or loss upon the sale, exchange, redemption, repurchase or other disposition of a note (including a conversion solely into cash but excluding a conversion into a combination of ADSs and cash) equal to the difference between the amount realized (less any accrued but unpaid interest that you did not previously include in income, which will be taxable as interest) upon the sale, exchange, redemption, repurchase or other disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual, and you have held the note for more than one year, such capital gain will be subject to reduced rates of taxation under current law. Your ability to deduct capital losses may be limited. Gain or loss upon the sale, exchange, redemption or other disposition of a note will be U.S. source gain or loss for U.S. foreign tax credit limitation purposes.

Conversion Solely into ADSs or a Combination of ADSs and Cash

A U.S. Holder generally should not recognize any income, gain or loss upon conversion of the notes solely into ADSs, except with respect to cash received in lieu of fractional shares. The U.S. Holder’s tax basis in the ADSs received on conversion should be the same as the U.S. Holder’s adjusted tax basis in the notes exchanged therefor at the time of conversion (reduced by any tax basis allocable to a fractional share), and the holding period for the ADSs received on conversion should include the holding period of the notes that were converted. Cash received in lieu of a fractional ADS upon conversion of the notes into ADSs will generally be treated as a payment in exchange for the fractional ADS. Accordingly, the receipt of cash in lieu of a fractional ADS generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share. The gain or loss recognized by a U.S. Holder with respect to cash received in lieu of a fractional ADS upon conversion of the notes into ADSs will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year at the time of such conversion.

If a U.S. Holder converts a note and receives a combination of ADSs and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for United States federal income tax purposes, although the tax treatment is uncertain.

Assuming such treatment, a U.S. Holder will recognize capital gain, but not loss, in an amount equal to the excess of the sum of the fair market value of the ADSs and cash received over the U.S. Holder’s adjusted tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (which amount will exclude cash received in lieu of a fractional share). In such circumstances, a U.S. Holder’s tax basis in the ADSs received upon a conversion of a note (including any basis allocable to a fractional share, as described below) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized (other than gain realized on receipt of cash in lieu of a fractional share). Any cash that is attributable to accrued and unpaid interest on the notes will be taxed as ordinary income (as described under “— Payment of Interest” above). The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share). A U.S. Holder’s tax basis in a fractional share will be determined by allocating the U.S. Holder’s tax basis in the ADSs (calculated as described above) between the ADSs received upon conversion and the fractional share, in accordance with their respective fair market values. Any capital gain recognized by U.S. Holders upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period for ADSs received upon conversion will include the period during which the U.S. Holder held the notes.

An alternative characterization would treat the cash payment received upon conversion as proceeds from a sale of a portion of the note, and would tax the sale portion in the manner described under “— Sale, Exchange, Redemption, Repurchase or Other Disposition of the Notes” above. Under this alternative characterization, a U.S. Holder would not recognize gain or loss with respect to the ADSs received, and the U.S. Holder’s holding period for such stock would include the period during which such U.S. Holder held the notes. In such case, the U.S. Holder’s tax basis in the note would be allocated pro rata between the ADSs and cash received, in accordance with their respective fair market values.

Alternatively, it is possible that the conversion of a note into a combination of cash and ADSs would be treated as a fully taxable exchange, in which case a U.S. Holder generally would recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of ADSs received and (ii) the U.S. Holder’s tax basis in the notes. Under this alternative characterization, the U.S. Holder’s tax basis in the ADSs received upon conversion would be equal to the fair market value of such ADSs on the date of such conversion, and the holding period for such ADSs would begin on the day after the date of the conversion.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of a combination of cash and ADSs for notes upon conversion.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our ordinary shares) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in as discussed below in “— ADSs — Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares.” A constructive dividend deemed paid to you may not be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received by certain non-corporate U.S. Holders as discussed below in “— ADSs — Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares.”

ADSs

The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits for United States holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of any foreign taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by parties to whom the ADSs are pre-released.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Exchanges of ordinary shares for ADSs and ADSs for ordinary shares generally will not be subject to U.S. federal income tax.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of any distribution (including constructive dividends and the amount of PRC tax withheld, if any) to you with respect to the ADSs or ordinary shares generally will be included in your gross income as dividend income on the date of actual or constructive receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” and be taxed at the lower applicable capital gains rate, provided that (1) the ADSs or ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, ADSs are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States because they are listed on the New York Stock Exchange.

You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares.

Dividends will constitute foreign source income for U.S. foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the U.S. foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

In the event that we are required to withhold PRC income tax on dividends paid to you with respect to our ordinary shares or ADSs under the newly enacted PRC enterprise income tax law, you may be able to claim a reduced rate of PRC withholding tax if you are eligible for benefits under the U.S.-PRC Avoidance of Double Taxation Treaty and if we are deemed to be a resident of China under such U.S.-PRC treaty. You should consult your own tax advisor about your eligibility for reduction of PRC withholding tax. Subject to generally applicable limitations, you may be able to claim a deduction or a foreign tax credit for PRC tax withheld at the appropriate rate. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Taxation of Dispositions of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, the newly enacted PRC enterprise income tax law may apply to gains on the sale and disposition of our ordinary shares or ADSs. If we are deemed to be a resident of China under the U.S.-PRC Avoidance of Double Taxation Treaty, such gain would be treated as arising from sources within China. You are urged to consult your tax advisors regarding the tax consequences if PRC withholding tax is imposed on the disposition of shares, including the availability of the foreign tax credit under your particular circumstances.

Passive Foreign Investment Company

We do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or the foreseeable future. Our actual PFIC status for the current taxable year ending December 31, 2008 will not be determinable until after the close of the current taxable year ending December 31, 2008, and accordingly, there is no guarantee that we will not be a PFIC for 2008 or any future taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earnings and our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold notes, ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold notes, ADSs or ordinary shares.

If we are a PFIC for any year in which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition

(including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

In addition, as a result of the conversion rights of the notes, a U.S. Holder of notes may be treated as owning stock in a PFIC which may affect the amount, timing and character of income realized on the notes. U.S. Holders of notes should consult with their own tax advisors regarding the tax consequences of the acquisition, ownership and disposition of notes if we are treated as a PFIC.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations that are not PFICs that are described above in “— Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares” would apply to distributions by us in years subsequent to the year in which you made the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the New York Stock Exchange, or other market, as defined in applicable U.S. Treasury regulations. The ADSs are listed on the New York Stock Exchange, and we expect, although no assurance can be given, that they will be regularly traded on the New York Stock Exchange. Consequently, if you are a holder of ADSs, the mark-to-market election should be available to you were we to be or become a PFIC. However, it is unclear whether a U.S. Holder of ordinary shares will be able to make a mark-to-market election. You should consult your own tax advisors regarding the U.S. federal income tax consequences that would arise if we are treated as a PFIC while you hold ordinary shares.

In addition, notwithstanding any election you make with regard to the ADSs or ordinary shares, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Moreover, your ADSs or ordinary shares will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your ADSs or ordinary shares, even if we are not currently a PFIC. For purposes of this rule, if you make a mark-to-market election with respect to your ADSs or ordinary shares, you will be treated as having a new holding period in your ADSs or ordinary shares beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for United States federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

If you hold ADSs or ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares.

In addition, if we are a PFIC, we do not intend to prepare or provide you with the information necessary to make a “qualified electing fund” election, which, like the mark-to-market election, is a means by which U.S. taxpayers may elect out of the tax treatment that generally applies to PFICs.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in notes, ADSs or ordinary shares.

Information Reporting and Backup Withholding

Interest on the notes and dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of the notes, ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, if you are a corporation or a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or if you are otherwise exempt from backup withholding. If you are a U.S. Holder who is required to establish exempt status, you generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information in a timely manner.

PLAN OF DISTRIBUTION
     We will not receive any of the proceeds of the sale of the notes or the ADSs issued upon conversion of the notes, including our ordinary shares represented by the ADSs, offered by this prospectus. The notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs may be sold from time to time to purchasers:
•	directly by the selling securityholders or their pledgees, donees, transferees or any successors in interest (all of whom may be selling securityholders); or
•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs.
     As provided in the registration rights agreement we entered into in connection with the notes in April 2008, however, no selling securityholder may sell its registrable securities, including the notes, the underlying ordinary shares and ADSs issued upon conversion of the notes, in an underwritten offering pursuant to this shelf registration statement without our prior written consent.
     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs may be deemed to be “underwriters.” As a result, any profits on the sale of the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. These securityholders may have purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by these securityholders. To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased the notes outside their ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.
     If the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs are sold through underwriters or broker-dealers, the selling securityholders will be responsible for the related underwriting discounts or commissions or agent’s commissions.
     The notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs may be listed or quoted at the time of the sale, including the New York Stock Exchange;
•	in the over-the-counter market;
•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•	through the writing of options; or
•	any other method permitted by the applicable law.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs in the course of hedging their positions. The selling securityholders may also sell short the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs and deliver notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs to close out short positions, or loan or pledge notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs to broker-dealers that in turn may sell the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders, any underwriter, broker-dealer or agent regarding the sale of the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs by the selling securityholders. There can be no assurance that any selling securityholder will sell any or all of the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs pursuant to this prospectus. In addition, any notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. We cannot assure you that any such selling securityholder will not transfer, devise or gift the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs by other means not described in this prospectus.
     Although the notes issued in the initial placement are eligible for trading on the PORTAL Market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL system. We have not listed, and do not intend to list, the notes on any securities exchange or automated quotation system. The initial purchasers in the private placement of our notes in April 2008 advised us that they intended to make a market in the notes. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that any market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected.
     Our ADSs are listed on the New York Stock Exchange under the symbol “LDK.”
     The selling securityholders and any other person participating in such distribution will be subject to obligations to comply with the provisions of the Exchange Act.
     Pursuant to the registration rights agreement, we and the selling securityholders will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.
     We have agreed to pay the expenses incidental to the registration, offering and sale of the notes, the ADSs issuable upon conversion of the notes and our ordinary shares represented by such ADSs to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in April 2008 to Morgan Stanley & Co. International plc, UBS AG, J.P. Morgan Securities Inc., Needham & Company, LLC, Cowen and Company, LLC and Lazard Capital Markets LLC. These initial purchasers resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A under the Securities Act.

Selling securityholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The table below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to this prospectus and the numbers of ordinary shares into which those notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders have, or within the past three years have had, any material relationship with us or any of our predecessors or affiliates.

We have prepared the table below based on information received from the selling securityholders on or prior to June 27, 2008. However, any or all of the notes or ordinary shares listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or number of ordinary shares that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes. Any changed information that is provided to us by selling securityholders will be set forth in prospectus supplements to this prospectus.

Name	Principal amount of notes beneficially owned prior to the offering and being offered hereby	Numbers of ordinary shares being registered hereby(1)	Ordinary shares owned after completion of the offering
Admiral Flagship Master Fund, LTD	$2,000,000	50,906.80	¯
CC Arbitrage, Ltd.	15,595,000	396,945.77	¯
Goldman Sachs & Co. Profit Sharing Master Trust	86,000	2,188.99	¯
JMG Capital Partners, LP	5,000,000	127,267	¯
JMG Triton Offshore Fund, Ltd.	5,000,000	127,267	¯
Linden Capital L.P.	19,000,000	483,614.60	¯
Oz Special Funding (OZMD) LP	4,914,000	125,078.01	¯
Tenor Opportunity Master Fund, Ltd.	23,500,000	598,154.90	¯
Vicis Capital Master Fund	15,000,000	381,801.00	¯
Wilshire Institutional Master Fund SPC—Wilshire Castle Creek Convert Arb Segregated Portfolio	$405,000	10,308.63	¯

(1)	Assumes conversion of all of the holder’s notes at the initial conversion rate of 25.4534 of our ADSs per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described under the sections titled “Description of the Notes—Conversion Rights.” As a result, the amount of ordinary shares underlying the ADSs issuable upon conversion of the notes may increase or decrease from time to time in the future.

Each selling securityholder listed in the table above has confirmed that it is not a broker-dealer and that, other than CC Arbitrage, Ltd. and Goldman Sachs & Co. Profit Sharing Master Trust, it is not an affiliate of any broker-dealer. CC Arbitrage, Ltd. and Goldman Sachs & Co. Profit Sharing Master Trust, each being an affiliate of a registered broker-dealer, have each represented that it purchased in the ordinary course of business our notes, including the ADSs issuable upon conversion of the notes and the ordinary shares represented by the ADSs, and that, at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute our notes, the ADSs issuable upon conversion of the notes and the ordinary shares represented by the ADSs.

ENFORCEABILITY OF CIVIL LIABILITIES

We are an exempted limited liability company incorporated and existing under the laws of the Cayman Islands. We were incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange controls or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

We conduct substantially all of our current operations in China through Jiangxi LDK Solar, Jiangxi LDK PV Silicon and Jiangxi LDK Polysilicon, our principal operating subsidiaries. All or most of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc. at 767 Third Avenue, New York, New York 10017, as our agent upon whom process may be served in any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers, Dill & Pearman, our counsel as to Cayman Islands law, and Grandall Legal Group, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or China, respectively, would

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands or China, respectively, against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers, Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that

•	such courts had proper jurisdiction over the parties subject to such judgment;

•	such courts did not contravene the rules of natural justice of the Cayman Islands;

•	such judgment was not obtained by fraud;

•	the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands;

•	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and

•	there is due compliance with the correct procedures under the laws of the Cayman Islands.

Grandall Legal Group has advised us that the PRC Civil Procedures Law contains provisions relating to recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between China and such other jurisdiction. There is, however, no such treaty between China and the United States or between China and the Cayman Islands.

LEGAL MATTERS

The validity of the issuance of the notes offered by this prospectus will be passed upon for us by Sidley Austin LLP, our special United States counsel. The validity of the ordinary shares represented by the ADSs issuable upon conversion of the notes and certain other legal matters with respect to Cayman Islands law will be passed upon for us by Conyers, Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Grandall Legal Group. Sidley Austin LLP may rely upon Conyers, Dill & Pearman with respect to matters governed by Cayman Islands law and upon Grandall Legal Group with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements for the period from July 5, 2005 (date of inception) to December 31, 2005 and for the years ended, and as of, December 31, 2006 and 2007 have been incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference in reliance upon the report of KPMG, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The offices of KPMG are located at the 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong.

The statements with respect to our corporate structure, risk relating to our company and our industry, risks relating to business operations in China, operating and financial review and prospects, business overview, including PRC government regulations incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2007 and the statements included in this prospectus under the caption “Enforceability of Civil Liabilities,” to the extent they constitute matters of PRC law, have been reviewed and confirmed by Grandall Legal Group, our PRC counsel, as experts in such matters, and are so incorporated by reference or included in this prospectus in reliance upon such review and confirmation. The offices of Grandall Legal Group are located at 31st Floor, Nan Zheng Building, 580 West Nanjing Road, Shanghai 200041, China.

The statements with respect to operating and financial review and prospects and notes to our audited consolidated financial statements incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2007, to the extent they relate to the determination of fair value of our warrants, ordinary shares, preferred shares and stock options, have been reviewed and confirmed by Sallmanns (Far East) Limited, now merged into and known as Jones Lang LaSalle Sallmanns Limited, independent valuation firm, as experts in such matters, and are so incorporated by reference in this prospectus in reliance upon such review and confirmation. The offices of Jones Lang LaSalle Sallmanns Limited are located at 22nd Floor, Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong.

The statements with respect to related party transactions on land use rights incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2007, to the extent they relate to the determination of fair market value of the land use rights, completed buildings and assets under construction we purchased from an entity controlled by Mr. Xiaofeng Peng, our chairman and chief executive officer, have been reviewed and confirmed by Shanghai Orient Real Estate Appraiser Co., Ltd., independent valuation firm, as experts in such matters, and are so incorporated by reference in this prospectus in reliance upon such review and confirmation. The offices of Shanghai Orient Real Estate Appraisal Co., Ltd. are located at 2nd Floor, 1279 Dingxi Road, Shanghai 200050, China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

In addition, for the benefit of the holders of our notes, we have agreed to provide the trustee with a copy of the reports we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act unless we file these reports with the SEC through its EDGAR database within the time periods for such filing under the Exchange Act. We will also furnish to the trustee copies of our annual report to shareholders and any other financial reports which we furnish to our shareholders and the SEC.

PART II.
Information Not Required in Prospectus
Item 8. Indemnification of Directors and Officers.
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
     Article 167 of our fourth amended and restated articles of association provide that we may indemnify our directors, secretary, officers, liquidator and trustees (if any) acting in relation to any of our affairs against all actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a fraudulent or dishonest manner or defaulted in any action against them.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the provisions contained in our fourth amended and restated memorandum and articles of association, the Cayman Islands law or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable as a matter of United States law.
Item 9. Exhibits.
     See Exhibit Index beginning on page II-5 of this registration statement.
Item 10. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (5) That, for the purpose of determining liability under the Securities Act to any purchaser:
          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (7) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form F-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on June 30, 2008.

LDK SOLAR, CO., LTD.
By:	/s/ Xiaofeng Peng
	Name:	Xiaofeng Peng
	Title:	Chairman & CEO

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Xiaofeng Peng, Mr. Yonggang Shao and Mr. Jack Lai, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement on Form F-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 30, 2008:

Signature	Title
/s/ Xiaofeng Peng Xiaofeng Peng	Chairman & Chief Executive Officer
/s/ Xingxue Tong Xingxue Tong	Director, President & Chief Operating Officer
/s/ Liangbao Zhu Liangbao Zhu	Director & Senior Vice President
/s/ Yonggang Shao Yonggang Shao	Director & Senior Vice President
/s/ Gang Wang Gang Wang	Non-Executive Director
/s/ Louis T. Hsieh Louis T. Hsieh	Independent Director
/s/ Bing Xiang Bing Xiang	Independent Director
/s/ Junwu Liang Junwu Liang	Independent Director
/s/ Jack Lai Jack Lai	Executive Vice President, Chief Financial Officer & Representative in the United States
/s/ Qiqiang Yao Qiqiang Yao	Vice President of Finance & Principal Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Specimen ordinary share certificate representing our ordinary shares, incorporated herein by reference to Exhibit 4.1 to our registration statement on Form F-1, as amended, filed with the SEC (File No. 333-142881)

4.2	Specimen american depositary receipt representing our ADSs, incorporated herein by reference to Exhibit (a) to our registration statement on Form F-6, as amended, filed with the SEC (File No. 333-142899)

4.3	Form of Deposit Agreement, incorporated herein by reference to our registration statement on Form F-6, as amended, filed with the SEC (File No. 333-142899)

4.4*	Restricted Issuance Agreement, dated as of April 15, 2008, as supplement to the Deposit Agreement under Exhibit 4.3

4.5*	Indenture, dated as of April 15, 2008, with respect to the notes

4.6*	Form of the note (attached to the Indenture under Exhibit 4.5)

4.7*	Registration Rights Agreement, dated as of April 15, 2008, with respect to the notes

5.1*	Opinion of Conyers Dill & Pearman on the validity of the ordinary shares issuable upon conversion of the notes being registered

5.2*	Opinion of Sidley Austin LLP regarding the validity of the notes

8.1*	Opinion of Sidley Austin LLP regarding certain U.S. tax matters

8.2*	Opinion of Grandall Legal Group (Shanghai) regarding certain PRC tax matters

8.3*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

23.1*	Consent of KPMG

23.2*	Consent of Shanghai Orient Real Estate Appraisal Co., Ltd.

23.3*	Consent of Sallmanns (Far East) Limited

23.4*	Consent of Conyers, Dill & Pearman (included in Exhibit 5.1)

23.5*	Consent of Sidley Austin LLP (included in Exhibit 5.2)

23.6*	Consent of Grandall Legal Group (Shanghai) (included in Exhibit 8.2)

24.1*	Power of attorney (included on signature page hereof)

25.1*	Statement of eligibility of trustee on Form T-1

*	Filed herewith.